Exhibit 10.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL; (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED; AND (III) IS INFORMATION THE COMPANY CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

CREDIT AGREEMENT

dated as of September 11, 2024

by and among

VALLEY NATIONAL BANK, as Agent

THE LENDERS FROM TIME-TO-TIME PARTY HERETO

GTI23, INC., as a Borrower

and

THE OTHER LOAN PARTIES FROM TIME-TO-TIME PARTY HERETO

i

5.11.	Agent for Borrowers	51

SECTION 6. REPRESENTATIONS AND WARRANTIES		52

6.1.	Organization; Powers	52
6.2.	Authorization; Enforceability	52
6.3.	No Conflicts	52
6.4.	Governmental Approvals	52
6.5.	Financial Statements; No Material Adverse Effect; Solvent	53
6.6.	Properties; No Liens	53
6.7.	Litigation	53
6.8.	Compliance with Laws; Permits; Cannabis Licenses	54
6.9.	Environmental Condition	54
6.10.	No Defaults	54
6.11.	Material Contracts	54
6.12.	Restrictive Agreements	54
6.13.	Taxes	55
6.14.	ERISA	55
6.15.	Insurance	55
6.16.	Capitalization and Subsidiaries	55
6.17.	Security Interest in Collateral	55
6.18.	Brokers	55
6.19.	Intellectual Property	55
6.20.	Trade Relations	56
6.21.	Labor Relations	56
6.22.	[Reserved]	56
6.23.	Margin Regulations, Investment Company Act, Etc.	56
6.24.	Complete Disclosure	56
6.25.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act	56

SECTION 7. AFFIRMATIVE COVENANTS		57

7.1.	Financial Statements and Other Information	57
7.2.	Notices of Material Events	57
7.3.	Existence	57
7.4.	Payment of Obligations	58
7.5.	Maintenance of Properties	58
7.6.	Compliance with Laws	58
7.7.	Insurance	58
7.8.	Inspection Rights; Field Examinations	58
7.9.	Use of Proceeds	58
7.10.	Cash Management; Collection of Proceeds of Collateral	59
7.11.	Additional Collateral; Further Assurances	59
7.12.	End of Fiscal Years; Fiscal Quarters	60
7.13.	Costs and Expenses	60
7.14.	Regulatory Approvals	60
7.15.	Post-Closing Requirements	61

SECTION 8. NEGATIVE COVENANTS		61

8.1.	Indebtedness	61
8.2.	Liens	61
8.3.	Fundamental Changes	61
8.4.	Asset Dispositions	61

8.5.	Investments	61
8.6.	Transactions with Affiliates	62
8.7.	Change in Business	62
8.8.	Restricted Payments	62
8.9.	Restrictive Agreements	63
8.10.	Certain Payments of Indebtedness, Etc.	63
8.11.	Amendment of Material Documents	64
8.12.	[Reserved]	64
8.13.	Accounting Methods	64
8.14.	Use of Proceeds	64

SECTION 9. FINANCIAL COVENANTS		64

9.1.	Minimum Debt Service Coverage Ratio	64
9.2.	Maximum Funded Debt to Consolidated Adjusted EBITDA Ratio	64
9.3.	Minimum Tangible Net Worth	64
9.4.	Example	64

SECTION 10. EVENTS OF DEFAULT AND REMEDIES		64

10.1.	Events of Default	64
10.2.	Remedies	66
10.3.	[Reserved]	67
10.4.	Right of Setoff	67
10.5.	Collective Action	67
10.6.	Crediting of Payments and Proceeds	67
10.7.	Agent May File Proofs of Claim	68
10.8.	Credit Bidding	68

SECTION 11. AGENCY		68

11.1.	Appointment and Authority	68
11.2.	Rights as a Lender	69
11.3.	Exculpatory Provisions	69
11.4.	Reliance by Agent	70
11.5.	Delegation of Duties	70
11.6.	Resignation of Agent	70
11.7.	Non-Reliance on Agent and Other Lenders	71
11.8.	Reserved	71
11.9.	Collateral and Guaranty Matters	71
11.10.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	72
11.11.	Erroneous Payments	73

SECTION 12. LOAN GUARANTY		74

12.1.	Guaranty	74
12.2.	Guaranty of Payment	75
12.3.	No Discharge or Diminishment of Loan Guaranty	75
12.4.	Defenses Waived	75
12.5.	Rights of Subrogation	76
12.6.	Reinstatement; Stay of Acceleration	76
12.7.	Information	76
12.8.	Termination	76
12.9.	Maximum Liability	76

12.10.	Contribution	77
12.11.	Liability Cumulative	77

SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW		77

13.1.	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	77
13.2.	Waiver of Notice	78
13.3.	Amendments and Waivers	79
13.4.	Indemnification	80

SECTION 14. NOTICES; MISCELLANEOUS		82

14.1.	Notices	82
14.2.	Bank Product Providers	83
14.3.	Partial Invalidity	84
14.4.	Successors and Assigns	84
14.5.	Entire Agreement	87
14.6.	USA Patriot Act	87
14.7.	Counterparts, Electronic Signature, Etc.	88
14.8.	Disclosure	88
14.9.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	88
14.10.	Acknowledgement Regarding Any Supported QFCs	88
14.11.	Confidentiality	89

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	[Reserved]

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Assignment and Acceptance

Exhibit D	Form of Bank Product Provider Agreement

Exhibit E	Form(s) of U.S. Tax Compliance Certificate

Schedule 1.1(a)	Commitments

Schedule 1.1(b)	Excluded Loan Parties

Schedule 4	Conditions Precedent to Initial Loans

Schedule 6.7	Litigation

Schedule 6.9	Environmental Matters

Schedule 6.11	Material Agreements

Schedule 6.12	Restrictive Agreements

Schedule 6.13	Tax Liens

Schedule 6.15	Insurance

Schedule 6.16	Subsidiaries

Schedule 6.19	Intellectual Property

Schedule 6.21	Collective Bargaining Agreements

Schedule 7.1	Financial and Collateral Reporting

Schedule 7.10	Bank Accounts

Schedule 7.15	Post-Closing Requirements

Schedule 8.1	Permitted Indebtedness

Schedule 8.2	Existing Liens

Schedule 9.4	Financial Covenant Example Calculations

Schedule 7.1 - 1

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), dated as of September 11, 2024 is entered into by and among GTI23, INC., a Delaware corporation (“GTI23”, and together with any entity that may hereafter become party hereto as a Borrower, each individually, a “Borrower” and collectively jointly and severally, “Borrowers”), each Guarantor party hereto from time to time (each, a “Guarantor” and collectively, the “Guarantors”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and VALLEY NATIONAL BANK, a national banking association, in its capacity as agent for Lenders and other parties as provided herein (in such capacity, “Agent” as hereinafter further defined) and as sole lead arranger (in such capacity, “Lead Arranger).

W I T N E S S E T H:

WHEREAS, each Borrower has requested that Agent and Lenders provide a credit facility to Borrowers, and Agent and Lenders are willing to provide such credit facility to Borrowers on the terms and conditions set forth herein and in the other Loan Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” has the meaning set forth in the UCC.

“Accrued Capex” means, with respect to any Person as of any date, the consolidated accrual for liabilities in respect of capital expenditures recorded as a current liability of such Person.

“Acquisition/Transaction/Other Non-recurring Expenses” means, for any period, the consolidated acquisition, transaction and other non-operating (income) costs of GTI and its Subsidiaries for such period as set forth in the non-GAAP reconciliation section of the financial statements of GTI most recently delivered to Agent pursuant to clause (b) of Schedule 4 or clause (a) or (b) of Schedule 7.1; provided, that, without the consent of Agent (which consent shall not be unreasonably withheld), such amount shall not exceed [***] percent ([***]%) of Consolidated Adjusted EBITDA for any fiscal quarter nor more than $[***] with respect to any Test Period.

“Administrative Borrower” means GTI23.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 8.6: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or equivalent governing body of a Person, then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” shall mean Valley National Bank, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Agent Payment Account” means such deposit account of Agent as Agent may from time to time designate in writing to a Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“AMERIBOR” shall mean, for the corresponding tenor, the arithmetic average AMERIBOR benchmark interest rate as provided by American Financial Exchange, LLC as administrator of the benchmark (or a successor administrator) to, and published by, authorized distributors of AMERIBOR.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any member of the Loan Party, or its Affiliates or Subsidiaries or any officer, director or agent acting on its behalf, is located or doing business.

“Anti-Money Laundering Laws” means Applicable Laws in any jurisdiction in which any Loan Party, or its Affiliates or Subsidiaries or any officer, director or agent acting on its behalf, is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all laws, rules, regulations, and governmental guidelines applicable to the Person or matter in question, including statutory law, common law, and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders, and decrees of any Governmental Authority.

“Applicable Margin” means, as of any date of determination, (a) with respect to SOFR Loans, 5.00%, and (b) with respect to Base Rate Loans, 4.00%.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit C attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.4 hereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the carrying value of the lease liabilities in respect thereof on the balance sheet of the lessee in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations provided to a Loan Party or any Subsidiary of a Loan Party: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve FedLine system) and other cash management arrangements, or (f) transactions under Hedge Agreements.

“Bank Product Agreement” means an agreement entered into at any time by a Loan Party or any Subsidiary of a Loan Party with a Bank Product Provider governing the terms and conditions with respect to a Bank Product provided by such Lender or its Affiliates to a Loan Party or any Subsidiary of a Loan Party.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Obligations under Hedge Agreements, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means any Person that (a) at the time it enters into a Bank Product Agreement with a Loan Party or any Subsidiary of a Loan Party is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent or (b) at the time it (or its Affiliate) becomes a Lender (in its capacity as such) (including on the Closing Date), is a party to a Bank Product Agreement with a Loan Party or any Subsidiary of a Loan Party, in each case in its capacity as a party to such Bank Product Agreement; provided, that, no such Person (other than Valley National Bank or its Affiliates) shall constitute a Bank Product Provider unless and until Agent receives a Bank Product Provider Agreement from such Person (i) on or about the Closing Date in the case of any Bank Product Agreement in effect on the Closing Date or (ii) within ten (10) Business Days after the execution and delivery of a Bank Product Agreement established after the Closing Date.

“Bank Product Provider Agreement” means an agreement, in substantially the form attached hereto as Exhibit D to this Agreement or in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Wall Street Journal Prime Rate, (b) Term SOFR for a one-month Interest Period plus 1.00%, and (c) 2.00% per annum. This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate or Term SOFR for a one-month Interest Period changes, the Base Rate will automatically change effective on the date of any such change, without notice to any Loan Party.

“Base Rate Loans” means any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, the “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1) For purposes of clause (a) or (b) of Section 3.15, any of the alternative rates set forth below, in any combination of choices or in such order of priority as Agent shall determine in its sole and absolute discretion and which is (i) administratively feasible for Agent to establish and provide to its customers and (ii) a primary rate being utilized by banks in the New York lending market (each, an “Alternative Rate”):

(a) the sum of: (i) Term SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Agent, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(b) the sum of (i) Daily Compounded SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Agent, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(c) [reserved]; or

(d) the sum of (i) AMERIBOR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Agent, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(e) the sum of (i) any SOFR Average and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Agent, giving due consideration to any evolving or then- prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(f) any other reference rate reasonably selected by Agent that Agent in its sole discretion commences to offer to its customers generally; or

(g) if no available reference rate satisfies the requirements set forth in this paragraph 1 and in the provisos below, the Prime Rate;

provided, that, in the case of clauses 1(d), 1(e) or 1(f) above, the relevant Alternative Rate is displayed on a screen or other information service selected by Agent in its reasonable discretion;

provided, further, that in the event any of the advances is hedged pursuant to one or more Swap Agreements (the “Hedged Exposure”), then the Benchmark Replacement for such Hedged Exposure shall have the meaning in effect from time to time ascribed to the “Floating Rate Option” under the relevant Confirmation(s) (as each of such terms is defined in the related Swap Agreement); and

provided, further, that, if the Benchmark Replacement as determined pursuant to clause (1) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, however, such Floor shall not apply to the portion of the Loan which has been hedged pursuant to a Hedge Agreement unless such Floor exists and is in effect under such Hedge Agreement.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or (b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark has been determined and announced by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark to be non-representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then- current Available Tenors of such Benchmark.

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, but excluding any Multiemployer Plan, for which any Loan Party or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close; provided, that, when used in connection with determining Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Canadian Cannabis Laws” shall mean the Cannabis Act (Canada), the Cannabis Regulations (Canada), the Excise Act (Canada) as well as any other Applicable Law enacted or enforced by a Canadian Governmental Authority that governs the production, processing, sale, distribution, transfer or possession of any cannabis, cannabis accessory, or cannabis service.

“Cannabis License” means all permits, licenses, registrations, variances, land-use rights, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Regulatory Authorities authorizing the recipient to conduct business in accordance with the State Cannabis Laws of each applicable jurisdiction, and their applicable regulations.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that is required to be classified and accounted for as a capital lease or a finance lease under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the US government or (ii) issued by any agency or instrumentality of the US the obligations of which are backed by the full faith and credit of the US, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (b) readily marketable direct obligations issued by any state of the US or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the

District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto and (e) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency). “Cash Equivalents” shall also include Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Cash Management Bank” has the meaning assigned thereto in Section 7.10(a).

“Change in Cannabis Law” shall mean any change after the Closing Date in Applicable Law, including Canadian Cannabis Law, Federal Cannabis Law and State Cannabis Law, that would (a) make it unlawful, or cause any Governmental Authority to formally assert that it is unlawful, for Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, or (ii) to fund or maintain the Loans, or (b) result in the activities conducted by GTI, any Loan Party or any of their Subsidiaries being Restricted Cannabis Activities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events: (i) any Person, or Persons acting in concert, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of any class of Equity Interests of GTI representing 25% or more of the combined voting power of all Equity Interests of GTI (on an as converted basis after giving effect to the conversion of any issued and outstanding Multiple Voting Shares and Super Voting Shares into Subordinate Voting Shares); (ii) a majority of the Board of Directors shall cease to consist of Continuing Directors; (iii) GTI shall cease to own and control, of record and beneficially, 100% of each class of outstanding Equity Interests of GTI23 (or any successor resulting from an internal reorganization) free and clear of all Liens; (iv) GTI23 shall cease to own and control, of record and beneficially, 100% of each class of outstanding Equity Interests of VCP23 (or any successor resulting from an internal reorganization) free and clear of all Liens; and (v) VCP23 shall cease to own and control, of record and beneficially, 100% of each class of outstanding Equity Interests of the other Loan Parties (or their respective successors resulting from internal reorganizations) free and clear of all Liens; provided, however, that a disposition of Equity Interests of a Subsidiary of GTI shall not be a Change of Control if the disposition is permitted by, and complies with, Section 8.4. For purposes of clause (i) of the preceding sentence, a Person shall be deemed to be the beneficial owner of a class of Equity Interests of GTI if such Person owns warrants, options or other rights exercisable for, or convertible into, such Equity Interests (whether or not consideration is payable upon any such exercise or conversion and whether or not the exercise or conversion rights are fixed or contingent, or exercisable only after the passage of time).

“Closing Date” means the date on which the conditions specified in Section 4 are satisfied or waived in writing by Agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Person subject (or purported to be subject) to a Lien under any Security Document and any and all other property of a Loan Party, now existing or hereafter acquired, that may at any time be, become or be purported to be, subject to a Lien in favor of Agent to secure the Obligations. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, in no event shall any “fee owned” Real Property or any Excluded Collateral (as defined in the Security Agreement) constitute Collateral.

“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to a Loan Party or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent.

“Commitment” means, for any Lender, its obligation to make Loans subject to, and in accordance with, the terms hereof.

“Competitor” means any Person that is a bona fide competitor of GTI, any Loan Party or any of their respective Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B to this Agreement delivered in the form provided by Agent to a Borrower, as such form, subject to the terms hereof, may from time to time be modified by Agent with the consent of Administrative Borrower, which is duly completed (including all schedules thereto), and delivered by a Responsible Officer of a Borrower to Agent.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, or with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definition of “Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides in its sole discretion may be necessary or appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent reasonably decides is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Continuing Directors” means (i) the directors of GTI on the Closing Date and (ii) each Person who becomes a director of GTI after the Closing Date by appointment of (or with the approval of or nomination by) a majority of the Continuing Directors or by election of shareholders, if the nomination of such Person elected by shareholders was approved or nominated, prior to such election, by a majority of the Continuing Directors. For the avoidance of doubt, a Continuing Director shall include Persons theretofore appointed or elected as directors as contemplated by the first sentence in this definition.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of (a) Net Income before Non-Controlling Interest for such period, plus (b) Interest Expense for such period, plus (c) Income Taxes for such period, plus (d) Depreciation and Amortization for such period, plus (e) Stock-based Compensation Expense for such period, plus (f) Other Income (Expense), Net for such period, plus (g) Impairment of Goodwill/Trade Names for such period, plus (h) Acquisition/Transaction/Other Non-recurring Expenses for such period, less (i) Interest Income for such period, in each case to the extent included in determining net income of such Person for such period.

“Consolidated Total Assets” means, as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of GTI and its Subsidiaries as at the end of the most recently ended fiscal period of GTI for which a balance sheet has been delivered under Section 4 or Section 7.1, as the case may be, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Liabilities” means, as of any date of determination, the total liabilities, in each case reflected on the consolidated balance sheet of GTI and its Subsidiaries as at the end of the most recently ended fiscal period of GTI for which a balance sheet has been delivered under Section 4 or Section 7.1, as the case may be, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Control Agreement” means a springing control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 14.10 of this Agreement.

“Credit Facility” means the Loans provided to or for the benefit of a Borrower pursuant to Section 2.1.

“Current Portion of Long-Term Debt” means, as of any date, the consolidated current portion of notes payable of GTI and its Subsidiaries as of such date.

“Current Portion of Note Payable” means, as of any date, the consolidated current portion of notes payable of GTI and its Subsidiaries as of such date.

“Current Portion of Lease Liabilities” means, as of any date, the consolidated current portion of financed lease liabilities of GTI and its Subsidiaries as of such date.

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Agent in accordance with the methodology and conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for bilateral business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” means, with respect to any Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Institution) that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards (i) owning the borrower or issuer of any such loan or similar extension of credit or (ii) investing in special or opportunistic situations) and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with such Competitor, but only to the extent that no personnel involved with the investment in the relevant Competitor, or the management, control or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to GTI, any Loan Party or any of their respective Subsidiaries.

“Debt Service Coverage Ratio” means, as of any date, the ratio of (a) the sum of (i) Net Income Before Non-Controlling Interest of GTI and its Subsidiaries for the most recently ended Test Period, plus (ii) Interest Expense of GTI and its Subsidiaries for the most recently ended Test Period, plus (iii) Depreciation and Amortization of GTI and its Subsidiaries for the most recently ended Test Period, plus (iv) Stock-based Compensation Expense of GTI and its Subsidiaries for the most recently ended Test Period, plus (v) Other Income (Expense), Net of GTI and its Subsidiaries for the most recently ended Test Period, plus (vi) Impairment of Goodwill/Trade Names of GTI and its Subsidiaries for the most recently ended Test Period, plus (vii) Acquisition/Transaction/Other Non-recurring Expenses of GTI and its Subsidiaries for the most recently ended Test Period, less (viii) Interest Income of GTI and its Subsidiaries for the most recently ended Test Period, less (ix) Distributions to Minority Holders of GTI and its Subsidiaries for the most recently ended Test Period, less (x) Accrued Capex of GTI and its Subsidiaries as of the last day of the most recently ended Test Period, to (b) (x) the sum, without duplication, of (A) the Current Portion of Long-Term Debt of GTI and its Subsidiaries as of the last day of the most recently ended Test Period, plus (B) the Current Portion of Lease Liabilities of GTI and its Subsidiaries as of the last day of the most recently ended Test Period, plus (C) Interest Expense of GTI and its Subsidiaries for the most recently ended Test Period, plus (D) Principal Repayment of Notes Payable of GTI and its Subsidiaries, minus (y) Note and Mortgage Balloon Payments of GTI and its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.6, any Lender that (a) has failed to (i) fund all or any portion of the Term Loans required to be funded by it hereunder on the date such Term Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent any amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Administrative Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, receiver and manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity, or (iii) become subject to a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.6) upon delivery of written notice of such determination to Administrative Borrower and each Lender.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), three percent (3.00%) plus the interest rate otherwise applicable thereto.

“Depreciation and Amortization” means, for any period, the consolidated depreciation and amortization expense of GTI and its Subsidiaries for such period.

“Disqualified Institution” means:

(i) any Person identified in writing to Agent on or prior to the Closing Date and (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable on the basis of such Affiliate’s name as an Affiliate of such Person, and (iii) any Affiliate of any Person described in clause (i) above that is identified in a written notice to Agent at any time; and

(i) any Person that is or becomes a Competitor, any Loan Party or any of their respective Subsidiaries, (ii) any Affiliate (other than a Debt Fund Affiliate) of any Person described in clause (i) above that is reasonably identifiable on the basis of such Affiliate’s name as an Affiliate of such Person, and (iii) any Affiliate (other than a Debt Fund Affiliate) of any Person described in clause (i) above that is identified in a written notice to Agent at any time;

provided that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans under the applicable Credit Facility prior to the delivery of such notice.

“Distributions to Minority Holders” means, for any period, the consolidated distributions to holders (other than any Loan Party or any wholly owned Subsidiary of a Loan Party) of Equity Interests of all non-wholly owned Subsidiaries of and its Subsidiaries for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a commercial bank organized or chartered under the laws of the United States or any State thereof having total assets in excess of $100,000,000, (b) a Lender or an Affiliate of a Lender, (c) an Approved Fund, (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of secured credit facilities or (e) so long as no Event of Default is then in existence, any other Person approved by Administrative Borrower (which approval shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment) and Agent; provided, that, in no event shall a Loan Party or an Affiliate of a Loan Party be deemed to be an Eligible Assignee.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the release, threatened release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Benefit Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Borrower or any of its ERISA Affiliates from any Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 11.11.

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.11.

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.11.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned thereto in Section 10.1 hereof.

“Excluded Deposit Account” has the meaning assigned thereto in Section 7.10(a).

“Excluded Subsidiary” means (a) any direct or indirect Subsidiary of a Loan Party that holds a Cannabis License, and any of such Subsidiaries’ direct or indirect Subsidiaries, (b) any direct or indirect Subsidiary of a Loan Party that owns no material assets other than “fee owned” Real Property and leases (or subleases) in connection therewith, (c) any Immaterial Subsidiary created solely for the purpose of holdings a Cannabis License (or being a Subsidiary of a Person that holds a Cannabis License) or owning no material assets other than “fee owned” Real Property and leases (or subleases) in connection therewith, in each case, so long as such Subsidiary remains an Immaterial Subsidiary, (d) any non-wholly owned Subsidiary in respect of which less than 66.67% of the Equity Interests are directly or indirectly owned by the Loan Parties, (e) any non-wholly owned Subsidiary in respect of which 66.67% or more of the Equity Interests are directly or indirectly owned by the Loan Parties to the extent that, after commercially reasonable efforts, the Loan Parties are unable to obtain the consent to the joinder of such Subsidiary from the other investors in such Subsidiary, (f) any Subsidiary that (i) is prohibited or restricted from guaranteeing the Obligations by (x) any Applicable Law or (y) any contractual obligation that exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary (which contractual obligation was not entered into in contemplation of the acquisition of such Subsidiary (including pursuant to assumed Indebtedness)), (ii) would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a guarantee of the Obligations (in each case, on the Closing Date or at the time such Subsidiary became a Subsidiary), unless such consent, approval, license or authorization has been obtained (it being understood and agreed that no Loan Party nor any of their respective Subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent, approval, license or authorization), (g) (i) any Subsidiary acquired by a Loan Party or any Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by clause (r) of the definition of Permitted Indebtedness to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from guaranteeing the Obligations (which prohibition was not implemented in contemplation of such Subsidiary becoming a Subsidiary in order to avoid the requirement guaranteeing the Obligations) and (ii) any Subsidiary of any Subsidiary described in the immediately preceding clause (i) that is subject to any prohibition described in such clause, (h) any Subsidiary that is not organized under the laws of the United States or any State thereof and (i) any other Subsidiary with respect to which, in the joint determination of Administrative Borrower and Agent, the burden or cost of providing a guarantee of the Obligations outweighs, or would be excessive in light of, the practical benefits afforded to the Lenders thereby; provided, that, notwithstanding the above criteria, any Subsidiary of GTI that is a Loan Party as of the Closing Date shall not constitute an Excluded Subsidiary. Notwithstanding the foregoing, the parties hereto agree that the Subsidiaries set forth on Schedule 1.1(b) are not required to become Loan Parties on the Closing Date.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. §1 et seq.), and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) due to such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. §1 et seq.), and any successor statute and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or such Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Agent or such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such

Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Agent or a Lender’s failure to comply with Section 5.7(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement, dated as of April 30, 2021 (as amended, restated, supplemented and otherwise modified from time to time), among VCP23, GTI23, GTI Core. VCP Real Estate Holdings, LLC, Vision Management Services, LLC, VCP IP Holdings, LLC, TWD18, LLC and For Success Holding Company, as Issuers, Acquiom Agency Services LLC, as Administrative Agent and Collateral Agent, and the purchasers from time-to-time party thereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Cannabis Laws” means any United States of America federal law (civil, criminal, or otherwise), that is principally related to the cultivation, harvesting, production, testing, processing, marketing, distribution, sale, transfer, possession, and use of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including, without limitation, the prohibition on drug trafficking under the Controlled Substances Act, (21 U.S.C. § 801 et seq.) and other related federal statutes.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” shall mean the fee letter, dated as of July 11, 2024, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and/or Lenders.

“Floor” means a rate of interest equal to one percent (1.00%).

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.

“Funded Debt to Consolidated Adjusted EBITDA Ratio” means, as of any date, the ratio of (a) (x) Total Debt Obligations of GTI and its Subsidiaries as of the last day of the most recently ended Test Period minus (y) cash and Cash Equivalents of GTI and its Subsidiaries as of such date, to (b) Consolidated Adjusted EBITDA of GTI and its Subsidiaries for most the most recently ended Test Period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Governmental Authority” means the government of the United States of America, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, tax, regulatory or administrative functions of or pertaining to government, including, without limitation, other administrative bodies or quasi-governmental entities established to perform the functions of any such agency or authority, and any agency, branch or other governmental body (federal or state) charged with the responsibility, or vested with the authority to administer or enforce, any Applicable Laws.

“GTI” means Green Thumb Industries, Inc., a British Columbia corporation.

“GTI23” has the meaning assigned thereto in the preamble hereto.

“GTI Core” means GTI Core, LLC, a Delaware limited liability company.

“Guarantor” or “Guarantors” has the meaning assigned thereto in the preamble to this Agreement and includes any Loan Party other than a Borrower.

“Goodwill” means, with respect to any Person as of any date, the consolidated goodwill of such Person.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Immaterial Subsidiary” means, as of the last day of any fiscal quarter ending after the Closing Date, any Subsidiary that, together with its direct and indirect Subsidiaries, holds consolidated total assets (as set forth in the financial statements delivered under Section 7.1 in respect of such fiscal quarter) in an amount not exceeding $[***] individually or $[***] in the aggregate with all other Immaterial Subsidiaries, but excluding, in any event, any existing Loan Party.

“Impairment of Goodwill/Trade Names” means, for any period, the consolidated impairment and/or write-off of goodwill and intangibles of GTI and its Subsidiaries for such period as set forth in the non-GAAP reconciliation section of the financial statements of GTI most recently delivered to Agent pursuant to clause (b) of Schedule 4 or clause (a) or (b) of Schedule 7.1.

“Income Taxes” means, for any period, the income taxes provision of GTI and its Subsidiaries for such period.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations to the extent such earn-outs or similar obligations have become a liability on the balance sheet of such person in accordance with GAAP (but excluding (i) trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and (ii) earn-out obligations or other deferred obligations in respect of acquisitions, to the extent payable in Equity Interests of GTI), (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, Lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, (i) the principal portion of all Capital Lease Obligations of such Person, (j) all obligations of such Person under Hedge Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is 91 days after the Maturity Date, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Intangibles” means, with respect to any Person as of any date, the consolidated (net) intangible assets of such Person.

“Intellectual Property” means a Loan Party’s and its Subsidiaries’ now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under Applicable Law with respect to such Loan Party’s and its Subsidiaries’ use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Interest Expense” means, for any period, all interest expense, whether paid or accrued, of GTI and its Subsidiaries for such period.

“Interest Income” means, for any period, all interest income, whether paid or accrued, of GTI and its Subsidiaries for such period.

“Interest Period” shall mean as to any advance hereunder, the period of one (1) month (subject to availability thereof), with the initial Interest Period commencing on the date of the first disbursement of an advance hereunder, and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period; provided, that (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period shall commence on the last day of the immediately preceding Interest Period, and end on the Maturity Date, and (iii) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions, or acquisitions (in one transaction or a series of transactions) of Indebtedness, Equity Interests, or all or a substantial part of the assets of such other Person, or of any division or business line of such other Person, whether through purchase of assets, merger or otherwise, or the formation or acquisition of any Subsidiaries. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRS” means the U.S. Internal Revenue Service.

“Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.4 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, Lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Term Loan made (or to be made) hereunder.

“Loan Account” has the meaning assigned thereto in Section 5.5(a).

“Loan Documents” means this Agreement, the Control Agreements, each Compliance Certificate, each Security Document, each mortgagee waiver, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, any subordination agreement, and any other instrument, document or agreement executed and/or delivered, at any time, by any Loan Party in connection with this Agreement; provided, that, the Loan Documents shall not include Bank Product Agreements.

“Loan Guaranty” means the obligations of Loan Parties pursuant to Section 12.

“Loan Party” or “Loan Parties” means, individually and/or collectively, as the case may be, any Borrower or any Guarantor.

“Long Term Debt Notes Payable” means, with respect to any Person as of any date, the consolidated long-term portion of notes payable of such Person.

“Long Term Lease Liability” means, with respect to any Person as of any date, the consolidated long-term portion of financed lease liabilities of such Person.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) business, assets, liabilities, operations, property or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) the ability of a Loan Party to perform its obligations under this Agreement or any of the other Loan Documents when such obligations are required to be performed under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent or any Lender hereunder or thereunder or the perfection or priority of any security interest or Lien in favor of Agent.

“Material Contract” means (a) each written contract or other written agreement (other than the Loan Documents and Bank Product Agreements) of a Loan Party which is required by the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) to be disclosed as an exhibit to GTI’s Form 10-K (but excluding for this purpose contracts or other agreements for the purchase and sale of goods or services where the other party thereto has no obligation to purchase or sell such goods or services under such contract or other agreement) and (b) any other contract or other agreement (other than the Loan Documents and Bank Product Agreements), whether written or oral, to which a Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans or obligations in respect of one or more Bank Product Agreements), of a Loan Party or any of its Subsidiaries in an aggregate principal amount exceeding $[***]. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Loan Party would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means September 11, 2029.

“Maximum Credit” means $150,000,000.

“Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Loan Party to Agent or any Lender, or to the extent that at any time such Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

“Maximum Liability” has the meaning assigned thereto in Section 12.9.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA subject to Title IV of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by a Loan Party or any ERISA Affiliate or with respect to which a Loan Party or any ERISA Affiliate may incur any liability.

“Multiple Voting Shares” means those Multiple Voting Shares as described in the Organization Documents of GTI (as the same may be amended or modified from time to time).

“Net Income Before Non-Controlling Interest” means, for any period, the consolidated net income of GTI and its Subsidiaries for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.3 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Paying Guarantor” has the meaning assigned thereto in Section 12.10.

“Note and Mortgage Balloon Payments” means, as of any date, the sum of (a) all voluntary redemptions, retirements or prepayments by GTI and its Subsidiaries of (i) Indebtedness of GTI and its Subsidiaries which is subordinated in right of payment to the Term Loans, (ii) the notes under that certain Existing Note Purchase Agreement and (iii) Indebtedness of GTI and its Subsidiaries which is secured by Liens on Real Property, in each case, under this clause (a), prior to its regularly scheduled maturity date which occurred during the most recently ended Test Period and (b) all principal payments at maturity required to be made in respect of (i) Indebtedness of GTI and its Subsidiaries which is subordinated in right of payment to the Term Loans and (ii) Indebtedness of GTI and its Subsidiaries which is secured by Liens on Real Property, in each case, under this clause (b) during the twelve-month period immediately following such date.

“Obligations” means any and all Loans, Bank Product Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by a Borrower to Agent or any Lender (or in the case of Bank Product Agreements, Affiliates of Agent or any Lender), including principal, interest, charges, indemnities, reimbursement and indemnification obligations with respect to fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents or the Bank Product Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured; provided, that, notwithstanding anything to the contrary contained herein, the Obligations shall exclude any Excluded Swap Obligation.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Agent or Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax

(other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Income (Expense), Net” means, for any period, the consolidated other income (expense) of GTI and its Subsidiaries for such period.

“Other Taxes” means present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Company” means GTI and each other direct or indirect parent company of any Loan Party, in each case, that is not (and is not required to become) a Loan Party.

“Participant” has the meaning assigned thereto in Section 14.4(d)(i).

“Participant Register” has the meaning assigned thereto in Section 14.4(d)(ii).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Paying Guarantor” has the meaning assigned thereto in Section 12.10.

“Permitted Dispositions” means each of the following:

(a) sales and leasing of inventory in the ordinary course of business,

(b) the sale or other disposition (including leases, subleases and assignments) of used, worn-out, obsolete machinery, equipment and interests in real property or machinery, equipment and interests in real property no longer used or useful in the conduct of the business of a Loan Party or its Subsidiaries;

(c) the sale of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business consistent with the practices of a Loan Party and its Subsidiaries as of the date hereof;

(d) the issuance of Equity Interests of a Loan Party or any of its Subsidiaries consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of a Loan Party for the benefit of its employees, directors and consultants; provided, that, in no event shall a Loan Party or any of its Subsidiaries be required to issue, or shall a Loan Party or any of its Subsidiaries issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;

(e) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of a Loan Party and its Subsidiaries and, unless such Intellectual Property is in the process of being abandoned (as otherwise permitted under this clause (e)), does not appear on is or otherwise not affixed to or incorporated in any inventory or necessary in connection with the Records or have any material value;

(f) any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 8.8, a Permitted Investment permitted under Section 8.5 or a permitted transaction under Section 8.3;

(g) the transfer of cash and Cash Equivalents for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of a Loan Party and its Subsidiaries;

(h) sales or other dispositions of assets of a Loan Party and any of its Subsidiaries not otherwise subject to the provisions set forth in this definition; provided, that, as to any such sale or other disposition, each of the following conditions is satisfied: (i) not less than [***]% of the consideration to be received by such Loan Party or such Subsidiary shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction; (ii) the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of, (iii) the assets subject to such disposition are not material to be business of the Loan Parties and their subsidiaries, taken as a whole, and (iii) as of the date of any such sale or other disposition, and after giving effect thereto, no Default or Event of Default shall exist;

(i) (i) dispositions of property or assets as a consequence of any loss, damage, destruction or other casualty or any condemnation in respect of property or assets with a fair market value not exceeding $[***] in the aggregate (except to the extent covered by insurance), or (ii) dispositions resulting from the taking of an immaterial amount of property or assets by eminent domain proceedings;

(j) sales or dispositions of Cash Equivalents for not less than the then fair market value thereof;

(k) sales or other dispositions of properties or assets by (i) any Loan Party to any other Loan Party and (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(l) sales or other dispositions of properties or assets to the extent required to comply with Applicable Law so long as such properties and assets are not material to the business of the Loan Parties and their Subsidiaries, taken as a whole;

(m) the leasing or subleasing of Real Property to any Loan Party or any Subsidiary in the ordinary course of business and (in the good faith reasonable determination of Administrative Borrower) on arms-length terms so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of such Loan Party or such Subsidiary; and

(n) the sale or disposition of any Cannabis License, and the issuance, sale or disposition of Equity Interests of any Subsidiary that is not a Loan Party, so long as (i) no Default or Event of Default has occurred and is continuing and (ii) the Loan Parties and their Subsidiaries are in compliance with the covenants set forth in Section 9 hereof after giving pro forma effect thereto, as demonstrated in a certificate of a Responsible Officer, in a form reasonably acceptable to Agent.

“Permitted Indebtedness” means:

(a) the Obligations (excluding Obligations under Hedge Agreements permitted pursuant to clause (b) below);

(b) Indebtedness of a Loan Party and any of its Subsidiaries entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Lender (or its Affiliates) that are secured under the terms hereof;

(c) Indebtedness in respect of Bank Products (other than transactions under Hedge Agreements) entered into in the ordinary course of business (including netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence);

(d) Indebtedness of a Loan Party and any of its Subsidiaries in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the date hereof;

(e) Real Property Financing Debt and unsecured guarantees in respect thereof;

(f) the Indebtedness set forth in Schedule 8.1 which is not otherwise permitted by the other clauses of this definition;

(g) trade debt incurred in the ordinary course of business and (unless subject to a good faith dispute) not past due for more than sixty (60) days;

(h) unsecured intercompany loans among the Loan Parties and their wholly-owned Subsidiaries;

(i) unsecured Indebtedness incurred by any Loan Party or any of their Subsidiaries to the extent of customary indemnification, working capital adjustments or adjustment of purchase price or similar obligations (excluding “earn-outs”, deferred purchase price or similar obligations in connection with acquisitions), or guaranties securing the performance of any Subsidiary of Administrative Borrower, in each case pursuant to any agreement entered into in connection with dispositions or acquisitions of any business or assets (including Equity Interests of any Subsidiary);

(j) Indebtedness of with respect to Capital Lease Obligations and Indebtedness incurred solely for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business of any Loan Party or any of their Subsidiaries in an aggregate amount at any time outstanding not to exceed $[***] at any time outstanding; provided, that (i) such Indebtedness is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, construction, lease or improvement of the asset financed and (ii) any such Indebtedness shall be secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness or proceeds thereof and related property; provided, further, that individual purchase money financings provided by a lender or group of lenders may be cross collateralized to other purchase money financings provided solely by such lender or group;

(k) Indebtedness (including seller notes, “earn-outs”, deferred purchase price or similar obligations) incurred or assumed in connection with any Permitted Investment; provided, that (i) no Default or Event of Default shall have occurred and be continuing at the time of such incurrence, or result therefrom, (ii) the Loan Parties and their Subsidiaries shall be in compliance with the covenants set forth in Section 9 hereof after giving pro forma effect thereto (and to the use of proceeds thereof), as demonstrated in a certificate of a Responsible Officer in a form reasonably acceptable to Agent, (iii) the aggregate principal amount of all such Indebtedness incurred or assumed during any fiscal year shall not exceed $[***], (iv) to the extent such Indebtedness is assumed, such Indebtedness was not incurred in contemplation of such Permitted Investment, (iii) to the extent such Indebtedness constitutes seller notes, “earn-outs”, deferred purchase price or similar obligations, such Indebtedness shall be unsecured, (iv) to the extent such Indebtedness is incurred (other than seller notes, “earn-outs”, deferred purchase price or similar obligations), such Indebtedness shall not have a final maturity date earlier than, or have a weighted average life to maturity shorter than, the maturity date and weighted average life to maturity then-applicable to the Loans;

(l) Attributable Debt in respect of Sale and Leaseback Transactions; provided, that (x) (A) the Loan Parties and their Subsidiaries are in compliance with the covenants set forth in Section 9 hereof after giving pro forma effect thereto (and to the use of proceeds thereof), (B) in the good faith determination of Administrative Borrower based on assumptions and forecasted results of operations believed by it to be reasonable, the Loan Parties and their Subsidiaries will be in compliance with the covenants set forth in Section 9 hereof at such time as they are required to be tested throughout the life of the Loans, and (C) no Default or Event of Default shall have occurred and be continuing, or would be caused by such Sale and Leaseback Transaction and (y) Administrative Borrower shall have delivered to Agent a certificate of the chief financial officer of Administrative Borrower as to the matters set forth in clause (x), including calculations demonstrating pro forma compliance with the covenants set forth in Section 9 hereof;

(m) Indebtedness of any Loan Party or any Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) Indebtedness of any Loan Party or any Subsidiary consisting of surety and appeal bonds in respect of any litigation, arbitration or other dispute at any time outstanding not to exceed $[***];

(o) unsecured Indebtedness of any Loan Party or any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $[***]; and

(p) Indebtedness (including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) refinancing, refunding or replacing any Indebtedness permitted under clauses (b) through (o) of this definition (the “Refinanced Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided, that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of, and commitments in respect of, the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction and (B) an amount equal to any existing commitments unutilized thereunder;

(ii) if the Refinanced Indebtedness was required to have maturity date no earlier than, or a weighted average life to maturity shorter than, the maturity date and weighted average life to maturity then applicable to the Loans, then the Refinancing Indebtedness in respect thereof shall not mature earlier than, or have a shorter weighted average life to maturity than, the corresponding Refinanced Indebtedness; and

(iii) (x) if such Refinanced Indebtedness is secured, no Refinancing Indebtedness incurred in respect thereof shall be secured by Liens on any assets not constituting collateral in respect of such Refinanced Indebtedness (it being understood that such Refinancing Indebtedness may be unsecured), and (y) no Refinancing Indebtedness shall have obligors that were not obligors in respect of the corresponding Refinanced Debt.

“Permitted Investments” means each of the following:

(a) Investments consisting of accounts receivables owing to a Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(b) the endorsement of instruments for collection or deposit in the ordinary course of business;

(c) Investments in cash or Cash Equivalents;

(d) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(e) obligations under Hedge Agreements permitted under clause (b) of the definition of Permitted Indebtedness hereof;

(f) payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the date hereof;

(g) loans and advances by a Loan Party or any of its Subsidiaries to directors, officers and employees of GTI, a Loan Party or a Subsidiary in the ordinary course of business for bona fide business purposes (including, without limitation, in connection with the purchase of Equity Interests by such directors, officers and employees) not to exceed $500,000 at any time outstanding;

(h) any Investment acquired or received by a Loan Party or any of its Subsidiaries (i) from any Person (or the representative of such Person) in respect of Indebtedness or accounts receivable of such Person owing to such Loan Party or such Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts or accounts receivable of such Person, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by such Loan Party or Subsidiary with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes, so long as, in each case, if any such Investment is held by a Loan Party and constitutes Collateral, Agent is granted a first priority security interest in such Investment, which Lien is perfected contemporaneously with the acquisition of such Investment;

(i) obligations of account debtors to a Loan Party or any of its Subsidiaries arising from accounts which are past due;

(j) Investments by a Loan Party or any of its Subsidiaries in another Loan Party or any wholly-owned Subsidiary;

(k) Investments (including acquisitions) after the date hereof by a Loan Party or any of its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form) not otherwise described in the provisions above; provided, that, as to any such Investment (unless financed entirely by the issuance of Equity Interests of GTI), each of the following conditions is satisfied: (i) as of the date of such Investment and after giving effect to the Investment, no Default or Event of Default shall have occurred and be continuing or result therefrom, (ii) the Investment shall be in or to a Person that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that Loan Parties and their Subsidiaries are engaged in on the date hereof, (iii) for any such Investments (or series of related investments) with aggregate consideration in excess of $[***] and to the extent such Investments occur after the date that is fifteen (15) months prior to the Maturity Date, such Investment is anticipated to be neutral or accretive to the consolidated net income of the Loan Parties and their Subsidiaries within fifteen (15) months after the date of such acquisition, based upon pro forma projections by the Loan Parties giving effect to such Investment as of the effective date thereof, and (iv) the Loan Parties and their Subsidiaries are in compliance with the covenants set forth in Section 9 hereof after giving pro forma effect thereto;

(l) to the extent constituting Investments, (i) trade credit, deposits, prepayments and other credits to suppliers, (ii) purchases of inventory, supplies and materials and (iii) the non-exclusive licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case described in this clause (l), in the ordinary course of business;

(m) to the extent constituting Investments, capital expenditures in accordance with GAAP (other than any expenditure that involves the acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person but including purchases and other acquisitions of inventory, materials, equipment and tangible property in the ordinary course of business and guarantees of performance of suppliers, licensees or customers in the ordinary course of business and not related to Indebtedness or constituting guaranties);

(n) Investments of any Person that becomes a Subsidiary on or after the Closing Date; provided, that (i) such Investments exist at the time such Person is acquired, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary; and

(o) other Investments (excluding acquisitions) acquired after the date hereby hereof by a Loan Party or any of its Subsidiaries in or to any Person in an aggregate amount not exceeding $[***] at any time outstanding.

“Permitted Liens” means:

(a) the security interests and Liens of Agent and the rights of setoff of Agent and Lenders provided for herein or under Applicable Law;

(b) Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party or any Subsidiary, which proceedings (or orders entered in connection with such proceedings) do not involve any material risk of the sale or loss of any of the Collateral and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c) non-consensual statutory Liens (other than Liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of a Loan Party’s and its Subsidiaries’ business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ Liens, to the extent: (i) such Liens do not in the aggregate materially detract from the value of the property of a Loan Party and do not materially impair the use thereof in the operation of a Loan Party and its Subsidiaries, and (ii) such Liens secure Indebtedness which is (x) not overdue by more than thirty (30) days, (y) fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (z) being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party or any of its Subsidiaries, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) do not involve any material risk of the sale or loss of any of the Collateral and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of a Loan Party or any of its Subsidiaries as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;

(e) pledges and deposits of cash by a Loan Party or any of its Subsidiaries after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(f) pledges and deposits of cash by a Loan Party or any of its Subsidiaries after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), surety and appeal bonds, statutory obligations and other similar obligations in each case in the ordinary course of business;

(g) Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Loan Party or any of its Subsidiaries located on the premises of a Loan Party or any of its Subsidiaries (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Loan Party or such Subsidiary and the precautionary UCC financing statement filings in respect thereof;

(h) statutory or common law Liens or rights of setoff of depository banks with respect to funds of a Loan Party or any of its Subsidiaries at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by a Loan Party or any of its Subsidiaries at such banks (but not any other Indebtedness or obligations);

(i) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (iii) a stay of enforcement of any such Liens is in effect;

(j) leases or subleases of Real Property granted by a Loan Party or any of its Subsidiaries in the ordinary course of business so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of such Loan Party or such Subsidiary;

(k) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

(l) the security interests and Liens set forth on Schedule 8.2 which are not otherwise permitted under the other clauses of this definition, and any modification, replacement, refinancing, renewal or extension thereof;

(m) Liens that do not secure Indebtedness and are incurred solely to the extent required for compliance by a Loan Party or any of its Subsidiaries with any Canadian Cannabis Law, Federal Cannabis Law or State Cannabis Law, so long as such Liens do not materially interfere with Agent’s Liens and rights under the Loan Documents;

(n) non-consensual Liens so long as such Liens are terminated and released within ten (10) Business Days of the first to occur of (i) any of the Loan Parties becoming aware of such Lien and (ii) the filing of a financing statement, or similar document or instrument with a public recording office related to such Lien;

(o) cash collateralization of any letters of credit in an amount not to exceed, based on the face amount of each such letter of credit, 105%;

(p) Liens securing Real Property Financing Debt, subject to the terms thereof;

(q) Liens securing Indebtedness in respect of Capital Lease Obligations and other Indebtedness, in each case permitted pursuant to clause (j) of the definition of Permitted Indebtedness; provided, that any such Lien shall encumber only the asset acquired, constructed, leased or improved with the proceeds of such Indebtedness;

(r) Liens securing assumed Indebtedness permitted pursuant to clause (k) of the definition of Permitted Indebtedness; provided, that such Liens shall only encumber the specific, or type or class of, assets, as applicable, of the subject of such Permitted Investment that secured such Indebtedness at the time of such Permitted Investment (and not provided as security in connection with, or in contemplation of, such Permitted Investment), and not by any other assets other than no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon;

(s) Liens securing incurred Indebtedness permitted pursuant to clause (k) of the definition of Permitted Indebtedness;

(t) Liens arising out of Sale and Leaseback Transactions permitted under clause (l) of the definition of Permitted Indebtedness;

(u) Liens securing Indebtedness incurred under clause (p) of the definition of Permitted Indebtedness, subject to the terms thereof;

(v) Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements, arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods or securing letters of credit issued in the ordinary course of business;

(w) Liens on the Capital Stock of a joint venture securing financing arrangements for the benefit of the applicable joint venture; and

(x) other Liens securing obligations in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Principal Repayment of Notes Payable” means, as of any date, the aggregate principal amount of required principal repayments due in respect of the Term Loan pursuant to Section 2.3 during the twelve-month period immediately following such date.

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.4 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Term Loans and the denominator shall be the aggregate amount of all unpaid Term Loans.

“Public Company Costs” means any charge, expense, cost, accrual, reserve or loss associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (and, in each case, similar Applicable Law under other jurisdictions) and the rules and regulations promulgated in connection therewith and any charge, expense, cost, accrual, reserve or loss relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Applicable Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, any charge, expense, cost, accrual, reserve or loss relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned thereto in Section 14.10 of this Agreement.

“Real Property” means all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all fixtures, buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Real Property Financing Debt” means any Indebtedness that meets each of the following requirements and conditions: (1) all of the proceeds of such Indebtedness are used either (x) to finance the acquisition by a Loan Party or a Subsidiary of a Loan Party of Real Property and fixtures on, and capital improvements to, such Real Property or (y) in the case of Real Property owned solely by a Loan Party or a Subsidiary of a Loan Party, to refinance or finance, as the case may be, the interest of such Loan Party or Subsidiary in such Real Property and fixtures on, and capital improvements to, such Real Property (the Real Property and fixtures on, and capital improvements to, such real property, whether covered under the foregoing clause (x) or clause (y), is hereinafter referred to as “Debt-Financed Real Estate”); (2) the collateral securing such Indebtedness is limited to the Debt-Financed Real Estate that was financed or refinanced by such lender and rents under leases of space on such Debt-Financed Real Estate; (3) the amount of such Indebtedness does not exceed the sum of: (x) 80% of the sum of (I) the fair market value of the Debt-Financed Real Estate at the time of the incurrence of such Indebtedness plus (II) without duplication of costs covered under the foregoing clause (I) the costs of fixtures on, and capital improvements to, such Debt-Financed Real Estate that will be financed with the proceeds of such Indebtedness; plus (y) the reasonable fees and expenses incurred in connection with the refinancing or financing, as the case may be; plus (z) the costs of architects, engineers and other professionals engaged in the design or development of the capital improvements forming part of the Debt-Financed Real Estate; (4) at the time of, and immediately after giving effect to, the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing; and (5) if an Affiliate of a Loan Party or a Subsidiary of a Loan Party provides such Indebtedness, such Indebtedness is incurred in compliance with Section 8.6 hereof.

“Records” means all of each Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Loan Party with respect to the foregoing maintained with or by any other person).

“Register” shall have the meaning assigned thereto in Section 14.4(c) hereof.

“Regulatory Authority” means every Person, political subdivision, agency, commission or similar authority authorized by any Governmental Authority with jurisdiction over the Loan Parties and their respective Subsidiaries and Affiliates to regulate the growth, processing, testing, or sale of cannabis or medical marijuana in any state in which such Loan Party, Subsidiary or Affiliate operates.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Percentage” has the meaning assigned thereto in Section 12.10.

“Required Lenders” means two or more unaffiliated Lenders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of the Term Loans and (ii) any unused Commitments. The aggregate principal amount of Term Loans and any unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of a Loan Party.

“Restricted Cannabis Activities” shall mean, in connection with the cultivation, processing, distribution, sale, possession, disposal and destruction of cannabis and related products, accessories, or services: (a) any activity that is prohibited under applicable State Cannabis Laws or Canadian Cannabis Laws to the extent the conduct of such activity by any Loan Party or any of their Subsidiaries could give rise to criminal penalties or forfeiture of assets with a value in excess of $[***] (based on the cost of such assets); (b) any activity that is prohibited under applicable Federal Cannabis Laws and for which a Loan Party or Subsidiary of a Loan Party is convicted or otherwise found liable (as determined by a court of competent jurisdiction by final and nonappealable judgment) notwithstanding its compliance with applicable State Cannabis Laws; (c) knowingly or (as determined by a court of competent jurisdiction by final and nonappealable judgment) recklessly distributing or selling cannabis and related cannabis products to minors, except those minors who are duly registered medical patients under the applicable State Cannabis Laws; (d) knowingly making payments to criminal enterprises, gangs, cartels and persons subject to Sanctions; (e) non-compliance with anti-terrorism laws and other Applicable Law related to money-laundering; (f) the diversion of cannabis and related products from states where it is legal under State Cannabis Law to other states or to Canada, or, unless permitted by Applicable Law, importing cannabis and related products from Canada; (g) use of activities permitted under State Cannabis Laws or Canadian Cannabis Laws as a cover or pretext for the trafficking of other controlled substances or illegal drugs or other illegal activity; (h) the commission, or making threats, of violence and, unless required for security purposes under applicable State Cannabis Laws or Canadian Cannabis Laws, the use of firearms; and (i) directly or indirectly, aiding, abetting or otherwise participating in a common enterprise with any Person or Persons in any activities described in clauses (a) through (h) of this definition.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party, or any setting apart of funds or property for any of the foregoing, and (b) the payment by a Loan Party of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of a Loan Party.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a Loan Party or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sale Assets” has the meaning assigned thereto in Section 10.3(a).

“Sale Notice” has the meaning assigned thereto in Section 10.3.

“Sanctioned Entity” means any target of Sanctions or Person subject to Sanctions, including: Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Entity, or (d) otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.

“Sanctions” mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or any other Governmental Authority in any jurisdiction.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by and among Borrowers and Agent.

“Security Documents” means, collectively, the Security Agreement and any other agreements, instruments and documents at any time executed and/or delivered by any Loan Party or any other Person in connection with this Agreement that are intended to (or purpose to) create, perfect or evidence a Lien to secure the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Average” shall mean a rate per annum equal to any of the 30-day, 90-day or 180-day rolling compounded averages of SOFR published on such Business Day by the Federal Reserve Bank of New York (or a successor administrator of the compounded average SOFR rates) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the compounded average SOFR rates identified as such by the administrator of the compounded average SOFR rates from time to time).

“SOFR Loan” shall mean a loan that bears interest at a rate based on Term SOFR.

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“State Cannabis Law” means any state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the cultivation, manufacture, development, distribution, or sale of cannabis or products containing cannabis, but in any event excluding any Federal Cannabis Laws.

“Stock-based Compensation Expense” means, for any period, the consolidated stock-based compensation expense of GTI and its Subsidiaries for such period.

“Subordinate Voting Shares” means those Subordinate Voting Shares as described in the Organization Documents of GTI (as the same may be amended or modified from time to time).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity.

“Super Voting Shares” means those Super Voting Shares as described in the Organization Documents of GTI (as the same may be amended or modified from time to time).

“Supported QFC” has the meaning specified therefor in Section 14.10 of this Agreement.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means, as of any date, (a) Consolidated Total Assets of GTI and its Subsidiaries as of the last day of the most recently ended Test Period, minus (b) Consolidated Total Liabilities of GTI and its Subsidiaries as of the last day of the most recently ended Test Period, minus (c) Intangibles of GTI and its Subsidiaries as of the last day of the most recently ended Test Period, minus (d) Goodwill of GTI and its Subsidiaries as of the last day of the most recently ended Test Period.

“Tax Distributions” means with respect to any tax period (or portion thereof) in which a Loan Party and, if applicable, its Subsidiaries are members, or disregarded as separate from a member, of a consolidated, combined, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes (a “Tax Group”) of which a direct or indirect parent of such Loan Party is the common parent, distributions, without duplication, to such common parent in amounts necessary to enable such common parent to pay the actual consolidated, combined, unitary or similar income Tax liabilities of such Tax Group for such taxable period (or portion thereof) that are attributable to income of such Loan Party and its applicable Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means, individually and collectively, the term loans made by Lenders on the Closing Date as set forth in Section 2.1 hereof.

“Term SOFR” shall mean, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (defined below) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Maturity Date, or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated).

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) to Agent pursuant to clause (a) or (b) of Schedule 7.1.

“Total Debt Obligations” means, with respect to any Person as of any date, the sum of (a) Current Portion of Lease Liabilities, plus (b) Current Portion of Note Payable, plus (c) Long Term Lease Liability, plus (d) Long Term Debt Notes Payable.

“UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine) or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 14.10 of this Agreement.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.7(f)(ii)(B)(3).

“Valley National Bank” means Valley National Bank, a national banking association.

“VCP23” means VCP23, LLC, a Delaware limited liability company.

“Wall Street Journal Prime Rate” or “Prime Rate” shall mean the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate changes, the rate of interest on the Obligations will automatically change effective on the date of any such change, without notice to Borrower. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by Agent in its sole and absolute discretion.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 13.3 or cured (if applicable) in accordance with the terms hereof. Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(b) UCC Terms. Any term used in this Agreement that is defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c) Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

(d) Payment in Full. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Loans, (ii) the payment in full of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or is otherwise due, (iii) the delivery to Agent of cash collateral, or at Agent’s option, the delivery to Agent of a letter of credit payable to Agent issued by a bank acceptable to Agent and in form and substance satisfactory to Agent, in either case in respect of (A) Bank Product Obligations (or, at the option of Agent, the termination of the applicable Bank Product or cash management arrangements and the payment in full in cash of the Bank Product Obligations due and payable in connection with such termination), (B) continuing obligations of Agent under Control Agreements and (C) other contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Agent at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Agent for which Agent or any Lender would be entitled to indemnification by a Loan Party hereunder; provided, that the credit support required under this clause (iii)

shall not exceed 105% of the aggregate amount of such contingent Obligations (as reasonably determined in good faith) and (iv) the termination of the Commitments and the financing arrangements provided by each Lender to each Borrower hereunder.

1.3. Accounting Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of GTI delivered to Agent; provided, that, in the event of any change in GAAP after the date hereof, a Borrower may by notice to Agent, or Agent may by notice to a Borrower, require that such covenants be calculated in accordance with GAAP as in effect, and as applied by a Borrower immediately before the applicable change in GAAP became effective (regardless of when such notice is given), until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to such Borrower and Agent. Each Borrower shall deliver to Agent at the same time as the delivery of any financial statements given in accordance with the provisions of Section 7.1 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

(b) Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified (other than any such qualification, exception or explanatory paragraph that is solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under this Agreement or in respect of other Indebtedness permitted hereunder outstanding at such time that is scheduled to occur within one year from the time such report and opinion are delivered, or (y) any actual or projected inability to satisfy any covenant under Section 9), and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.4. Rounding. Any financial ratios required to be maintained by a Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result down to the nearest number (with a rounding-up if there is no nearest number).

1.5. Federal Cannabis Laws. Agent and the Loan Parties acknowledge that although Canadian Cannabis Laws and certain State Cannabis Laws have legalized the cultivation, distribution, sale, transfer and possession of cannabis and related products, (a) the nature and scope of Federal Cannabis Laws may result in circumstances where activities permitted under Canadian Cannabis Laws and State Cannabis Laws may contravene Federal Cannabis Laws and (b) engagement in Restricted Cannabis Activities may contravene Federal Cannabis Laws. Accordingly, for the purposes of this Agreement and any other Loan Document, each representation, covenant and other provision hereof relating to compliance with Applicable Law will be subject to the following: (i) engagement in any activity that is permitted by Canadian Cannabis Laws or State Cannabis Laws but contravenes Federal Cannabis Laws, and in respect of which the general practice of the applicable Governmental Authority is, or the applicable Governmental Authority has agreed (or is bound by Applicable Law (e.g., the proposed Secure and Fair Enforcement (SAFE) Banking Act

(H.R. 1595) and the proposed Clarifying Law Around Insurance of Marijuana (CLAIM) Act (H.R. 4074 and Senate Bill 2201))) to forego or have otherwise suspended prosecution and enforcement of such Federal Cannabis Laws will not, in and of itself, be deemed to be non-compliance with Applicable Law or engagement in any Restricted Cannabis Activity; (ii) engagement in any Restricted Cannabis Activity will be deemed to be non-compliance with Applicable Law; and (iii) if any Change in Cannabis Law results in the business activities of GTI, any Loan Party or any of their Subsidiaries becoming Restricted Cannabis Activities, such Change in Cannabis Law will be deemed to have had a Material Adverse Effect. Nothing contained in this Agreement or in any other Loan Document shall require GTI, the Loan Parties or their Subsidiaries to violate any provision of the Canadian Cannabis Law or State Cannabis Law or its attending regulations, as applicable.

1.6. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. CREDIT FACILITY

2.1. Term Loans; Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make its Pro Rata Share of the Term Loans in Dollars to Borrowers on the Closing Date in an aggregate principal amount not to exceed its Commitment on the Closing Date. The Commitments shall terminate on the Closing Date following the funding to Borrowers in full in immediately available funds of the Term Loans.

2.2. Repayment of Term Loans. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loans shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loans in accordance with the terms hereof. Any principal amount of the Term Loans that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loans shall constitute Obligations hereunder.

2.3. Amortization of Term Loans. The outstanding principal amount of the Term Loans shall be repaid in quarterly installments on the first day of each calendar quarter (subject to Section 5.1(a)) as follows: (i) on each of January 1, 2025, April 1, 2025, July 1, 2025 and October 1, 2025, in an amount equal to $1,875,000, (ii) on January 1, 2026 and on the first day of each calendar quarter thereafter, in an amount equal to $3,750,000, and (iii) on the Maturity Date, in the amount necessary to repay in full the unpaid principal amount of the Term Loans and all other outstanding Obligations.

2.4. Requests for Borrowings.

(a) To request the Term Loans, Administrative Borrower shall make a request for such Term Loans through Agent’s electronic platform or portal established for such purpose (or in such other manner as is acceptable to Agent) prior to 11:00 a.m. New York time three (3) Business Days prior to the date of the proposed Term Loans, which shall all be SOFR Loans. Each such request shall be irrevocable. All requests which are not made through Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Loans shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Loan. Each such request shall specify the following information:

(i) the aggregate amount of such Term Loans;

(ii) the date of such Term Loans, which shall be the Closing Date; and

(iii) the deposit account of a Borrower specified on Schedule 7.10 to disburse such proceeds or any other account with Agent that shall be specified in a written notice signed by a Responsible Officer of a Borrower and delivered to and approved by Agent.

(b) All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of a Borrower or in accordance with the terms and conditions of this Agreement.

2.5. Disbursement of Funds.

(a) Agent shall notify Lenders by telecopy, telephone, e-mail or other electronic form of transmission of the requested Term Loans on the Business Day that is one Business Day prior to the requested date for such Term Loans to be made. If Agent has notified Lenders of the requested Term Loans in accordance with the immediately preceding sentence, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Term Loans available to Agent in immediately available funds, to the Agent Payment Account, not later than 10:00 a.m. on the Business Day that is the requested date for such Term Loans to be made. After Agent’s receipt of the proceeds of such Term Loans from Lenders, Agent shall make the proceeds thereof available to the applicable Borrower (or Administrative Borrower on behalf of such Borrower) on the Business Day requested for such Term Loans by transferring immediately available funds equal to such proceeds received by Agent to the applicable deposit account of such Borrower or Administrative Borrower, or as otherwise agreed in writing.

(b) The obligations of Lenders under this Agreement to make its Pro Rata Share of the Term Loans are several and are not joint or joint and several. The failure of any Lender to make available its Pro Rata Share of the Term Loans requested by any Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Term Loans available on the date requested for such Term Loans, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Share of such Term Loans available on the requested date of the Term Loans.

2.6. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.3(b).

(b) Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Term Loans were funded by the other Lenders) or, if so directed by Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Term Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Term Loans to Borrowers. Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.

SECTION 3. INTEREST AND FEES

3.1. Rates and Payment of Interest.

(a) Term Loans shall bear interest at Term SOFR as in effect from time to time plus the Applicable Margin for SOFR Loans, except as otherwise provided herein. Base Rate Loans (if applicable) shall bear interest at the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans. All other Obligations (including, to the extent permitted by law, interest not paid when due) shall bear interest at Term SOFR as in effect from time to time plus the Applicable Margin for SOFR Loans. At any time an Event of Default has occurred and is continuing, Obligations shall bear interest at the Default Rate (whether before or after any judgment).

(b) Interest shall accrue from the date a Loan is made or Obligation is incurred or payable until paid in full by a Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) (x) in the case of Base Rate Loans, on the first day (subject to Section 5.1(a)) of each calendar month and (y) in the case of SOFR Loans, on the last day of the respective Interest Period for such advance and, if any Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such Interest Period and every three (3) months thereafter, and (ii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on earlier of the first day (subject to Section 5.1(a)) of the calendar month after incurred or demand or the Termination Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2. Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a 360-day year and actual days elapsed. The interest rate on non-contingent Obligations shall increase or decrease by an amount equal to each increase or decrease in SOFR in the case of SOFR Loans effective on the date of any change in SOFR, and if at any time there are Base Rate Loans, an amount equal to each increase or decrease in the Base Rate effective on the date of any change in the Base Rate. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

3.3. [Reserved].

3.4. [Reserved].

3.5. Additional Fees. Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.6. [Reserved].

3.7. Illegality. Notwithstanding anything to the contrary contained herein, if (a) any Change in Law makes it unlawful for Agent or any Lender to make or maintain a SOFR Loan or to maintain any Commitment with respect to a SOFR Loan or (b) Agent or any Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that it has become impracticable as a result of a circumstance that adversely affects the applicable interbank market or the position of Agent or such Lender in such market, then Agent or such Lender, as the case may be, shall give notice thereof to Administrative Borrower and may require that all outstanding SOFR Loans made by Agent or such Lender be converted to Base Rate Loans immediately, in which event all outstanding SOFR Loans shall be so converted.

3.8. Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the date on which payments of interest on SOFR Loans are due and payable pursuant to Section 3.1(b) therefor (such date, the “Interest Payment Date”), whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), (c) the failure to borrow, convert or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the Interest Payment Date therefor or maturity date applicable thereto as a result of a request by Borrowers pursuant to Section 3.7(b), then, in any such event, Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Administrative Borrower and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.9. Increased Costs. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Agent or a Lender;

(b) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any SOFR Loan made by it, or change the basis of taxation of payments to Agent, or any Lender in respect thereof (except for Indemnified Taxes or Excluded Taxes, or any change in the rate of, any Taxes payable by Agent, or any Lender described in Section 5.7); or

(c) impose on Agent, or any Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by Agent, or any Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such SOFR Loan), or to reduce the amount of any sum received or receivable by Agent, or any Lender hereunder (whether of principal, interest or any other amount) then, upon the request of Agent, or any Lender, Borrowers will pay to Agent, or such Lender, as the case may be, such additional amount or amounts as will compensate Agent, or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

3.10. Capital Requirements. If a Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.11. Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in

Sections 3.9 or 3.10 and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

3.12. Delay in Request. Failure or delay on the part of a Lender to demand compensation pursuant to Sections 3.9 or 3.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, a Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender becomes aware of the event giving rise to such Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.13. Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In the event any interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to a Borrower. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law.

3.14. Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrowers or any other party to any other Loan Document. Agent shall promptly notify Administrative Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.15. Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Administrative Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of Borrowers. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may revoke any request for a borrowing of, or continuation of advances to be made or continued that would bear interest by reference to such Benchmark until Administrative Borrower’s receipt of notice from Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to advances bearing interest at the Prime Rate.

(b) Subsequent Rate Conversion. At any time following the effectiveness of a Benchmark Replacement in accordance with this Section, Agent shall have the right, by providing written notice to Administrative Borrower, to convert the then-current Benchmark to a different Alternative Rate in accordance with and subject to the conditions set forth in clause (1) of the definition of “Benchmark Replacement.” Such Alternative Rate shall be deemed to be a “Benchmark Replacement” hereunder and will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Administrative Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of Borrower.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or such other Loan Document.

(d) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes; provided, that, any failure to so notify will not affect Agent’s rights hereunder. Any determination, decision or election that may be made by Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), then Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Disclaimer. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Conforming Changes (defined above)) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any Swap Obligation or Hedge Agreement.

SECTION 4. CONDITIONS PRECEDENT

The effectiveness of the terms and conditions of this Agreement and the agreement of Agent and Lenders to make the Term Loans shall become effective upon the satisfaction, or waiver, immediately prior to or concurrently therewith of each of the conditions precedent set forth on Schedule 4.

SECTION 5. PAYMENTS AND ADMINISTRATION

5.1. Payments Generally, Priority of Application of Payments.

(a) All payments of Obligations shall be made in US Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment is due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (except for those amounts which are paid with charges to the Loan Account in accordance with Section 5.5). All Obligations shall be payable to the Agent Payment Account or such other place as Agent may designate in writing to a Borrower from time to time.

(b) So long as Borrowers have not failed to make payment of the Obligations in full on the Maturity Date and no so long as no other Event of Default has occurred and is continuing and Agent or Required Lenders have not elected to require the application of payments and proceeds of Collateral as provided below, and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among Lenders (according to the unpaid amount of the Obligations to which such payments relate held by each Lender) entitled to such payments and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or as otherwise agreed by Lenders) shall be apportioned ratably among Lenders based on their respective Pro Rata Shares with respect to the type of Obligation to which a particular fee or expense relates. Except as otherwise specifically provided herein, all payments to be made hereunder by Loan Parties shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied in accordance with the terms hereof.

(c) At any time that Borrowers have failed to make payment in full of the Obligations on the Maturity Date or any other Event of Default has occurred and is continuing and Agent or Required Lenders have elected to require that payments and proceeds of Collateral be applied pursuant to this clause, and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent from or on behalf of any Loan Party, and all proceeds of Collateral, shall be applied as follows:

(i) first, to pay any expenses under the Loan Documents (other than Bank Product Agreements), and including cost or expense reimbursements or indemnities payable by any Loan Party then due to Agent under the Loan Documents, until paid in full;

(ii) second, to pay any fees payable by any Loan Party then due to Agent under the Loan Documents (other than Bank Product Agreements) until paid in full;

(iii) third, to pay interest then due in respect of the Term Loans until paid in full;

(iv) fourth, ratably, to pay any expenses under the Loan Documents (including cost or expense reimbursements) or indemnities payable by Loan Parties then due to any of Lenders under the Loan Documents until paid in full;

(v) fifth, ratably, to pay any fees payable by Loan Parties then due to any Lender under the Loan Documents until paid in full;

(vi) sixth, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be then due and payable to such Bank Product Providers on account of Bank Product Obligations, until paid in full;

(vii) seventh, ratably, to pay in full any other Obligations (other than Obligations owed to Defaulting Lenders) then due;

(viii) eighth, ratably, to pay in any Obligations owed to Defaulting Lenders then due; and

(ix) ninth, to Administrative Borrower or such other Person entitled thereto under Applicable Law.

(d) For purposes of this Section 5.1, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, fee and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding. All references to the term “ratably” as used in this Section 5.1 means pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(e) No Loan Party will fund any repayment of the Credit Facility with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Agent, any Lender or any other party to any Loan Document to be in breach of Sanctions, Anti- Money Laundering Laws or Anti-Corruption Laws

(f) Unless Agent shall have received notice from Administrative Borrower prior to the date on which any payment is due to Agent for the account of Lenders hereunder that any Loan Party will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if a Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Agent immediately on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to the term hereof, then Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Agent for the account of such Lender for the benefit of Agent to satisfy such Lender’s obligations to Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Agent in its discretion

5.2. Indemnity for Returned Payments. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Each Borrower shall be liable to pay to Agent and each Lender, and does hereby agree to indemnify and hold Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 5.2 shall remain effective notwithstanding any contrary action which may be taken by Agent in reliance upon such payment or proceeds. This Section 5.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

5.3. Maturity; Effect of Maturity. On the Maturity Date, or if earlier, the Termination Date, the Commitments shall automatically terminate and all of the Obligations shall become due and payable without notice or demand and each Borrower shall be required to pay in full all of the Obligations. No termination of the Commitments shall relieve or discharge any Loan Party of its duties, obligations, or covenants under any Loan Document and the Liens of Agent in the Collateral shall continue to secure the Obligations and shall remain in effect until payment in full of all Obligations.

5.4. Prepayments. A Borrower may prepay without penalty or premium the principal of any Loan, in whole or in part, except as otherwise provided in Section 3.8.

5.5. Maintenance of Loan Account; Statements.

(a) Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Loans made by Agent or Lenders to a Borrower or for a Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses payable hereunder or under the other Loan Documents, to the extent such payment Obligations are not made by the Borrowers in cash. No amounts (other than the Loans) shall be charged to the Loan Account if such amounts are paid by the Borrowers in accordance with Section 5.1 on or before the date due; provided, that in no event shall any expenses or other amounts required to be paid by the Borrowers in accordance with Sections 3.8, 3.9, 3.10, 5.7, 7.8, 7.13 or 13.4 of this Agreement be charged to the Loan Account prior to the date that is sixty (60) days after receipt by Administrative Borrower of a written request therefor (together with reasonably detailed supporting documentation). In accordance with Section 5.1, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Notwithstanding the foregoing, Agent shall not be obligated to charge any fees, charges or expenses to the Loan Account, and any such actions shall be in Agent’s sole discretion.

(b)  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Loan Account(s) maintained by Agent for a Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Loan Parties and conclusively binding upon Loan Parties as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of a Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in such Borrower’s Loan Account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers, absent manifest error.

5.6. Evidence of Debt. A Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to Agent for such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent and such Lender. Thereafter, the Term Loans evidenced by such promissory note(s) and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

5.7. Taxes.

(a) Withholding of Taxes; Gross-Up. Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.7) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 5.7, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(d) Indemnification by Loan Parties. Without duplication of any other amounts payable by a Loan Party under this Section 5.7, the Loan Parties shall indemnify Agent and each Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender or required to be withheld or deducted from a payment to Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by Agent or any Lender shall be conclusive absent manifest error.

(e) Treatment of Certain Refunds. If Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.7 (including by the payment of additional amounts pursuant to this Section 5.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of Agent or such Lender, shall repay to Agent or such Lender the amount paid over pursuant to this Section 5.7(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.7(e), in no event will Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.7 the payment of which would place Agent or such Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.7(e) shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Administrative Borrower and Agent, at the time or times reasonably requested by Administrative Borrower or Agent, such properly completed and executed documentation reasonably requested by Administrative Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Administrative Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Administrative Borrower or Agent as will enable Administrative Borrower or Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Administrative Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or Agent), whichever of the following is applicable:

1. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2. executed originals of IRS Form W-8ECI;

3. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

4. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Administrative Borrower or Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Administrative Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Administrative Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) If Agent is a U.S. Person, it shall provide Administrative Borrower on or prior to the date on which it becomes Agent under this Agreement with a duly completed copy of IRS Form W-9. If Agent is a Foreign Lender, it shall provide to Administrative Borrower on or prior to the date on which it becomes

Agent under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower): (A) an executed copy of IRS Form W-8ECI with respect to any amounts payable to Agent for its own account; and (B) a copy of IRS Form W-8IMY with respect to any amounts payable to Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with Administrative Borrower to be treated as a U.S. Person with respect to such payments (and Administrative Borrower and Agent agree to so treat Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Borrower and Agent in writing of its legal inability to do so.

(g) Survival. Each party’s obligations under this Section 5.7 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of a, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

5.8. Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

5.9. Sharing of Payments, Etc.

(a) Each Loan Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s Lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 10.4 hereof), to offset balances held by it for the account of such Loan Party at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Loan Party payment of any principal of or interest on any Term Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s Lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Term Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders; provided, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender)), (B) reserved, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s Lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Loan Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

5.10. [Reserved].

5.11. Agent for Borrowers. Each Loan Party hereby irrevocably appoints GTI23 as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Loan Party has been appointed Administrative Borrower. Each Loan Party hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Term Loans and all other notices and instructions under the Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Loan Parties hereunder and shall bind each Loan Party), (b) to receive all notices, instructions and other information from Agent (and any notice, instructions or other information provided by Agent to Administrative Borrower shall be deemed to have been given to each Loan Party), and (c) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Term Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Loan Party agrees that the handling of the Credit Facility, with Loan Parties and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Loan Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Agent and Lenders shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Credit Facility, with Loan Parties and Collateral in a combined fashion, since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. Each Loan Party hereby agrees to indemnify Agent and each Lender and hold Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Agent or such Lender by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Credit Facility as herein provided, or (ii) Agent or any Lender relying on any instructions of Administrative Borrower. This Section shall survive the termination of this Agreement and the payment in full of the Obligations.

SECTION 6. REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to Agent and Lenders the following:

6.1. Organization; Powers. Each Loan Party and each of their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business, and is in good standing in, every jurisdiction where such qualification is required except, in each case referred to in this Section 6.1 (other than clauses (a) and (b) with respect to any Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.2. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.3. No Conflicts. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate (i) subject to Section 1.5, any provision of Federal, State, or local law or regulation applicable to such Loan Party which violation, in the case of this clause (i), would reasonably be expected to have a Material Adverse Effect, (ii) the Organization Documents of such Loan Party, or (iii) any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party or its property which violation, in the case of this clause (iii), would reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party or of any of its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien, security interest, charge or other encumbrance upon any property of such Loan Party or any of its Subsidiaries, other than Permitted Liens, or (d) require any approval of any holder of Equity Interests of such Loan Party or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

6.4. Governmental Approvals. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date, (ii) filings, notices and recordings required to be made by or on behalf of Agent, any Lender or any other Secured Party, (iii) such as have been obtained or made and are in full force and effect and (iv) consents, approvals, registrations, filings, notices or other actions the failure to obtain or perform which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Loan Parties, no consent, approval or other authorization of or by a federal Governmental Authority that regulates, oversees or prosecutes the sale, growing or dispensing of cannabis is required in connection with the Loan Parties’ execution and delivery of or compliance with any of the Loan Documents or of any other document or instrument relating to the Loans executed by a Loan Party, or the conduct of the business of the Loan Parties and their Subsidiaries as currently conducted and anticipated to be conducted, in each case which has not been obtained.

6.5. Financial Statements; No Material Adverse Effect; Solvent. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of GTI that have been and are hereafter delivered to Agent, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition, on a consolidated basis, of the Persons described in such financial statements as of the date thereof and results of operations for the period then ended. Since December 31, 2023, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect with respect to a Loan Party. No financial statement delivered to Agent at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each projected consolidated and consolidating balance sheet, income statement, funds flow statement and availability received by Agent have been prepared in light of the past operations of the businesses of each Loan Party and are based upon estimates and assumptions stated therein, all of which such Loan Party believes to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of such Loan Party of the future financial performance of such Loan Party and of the other information projected therein for the periods set forth therein, it being understood that any such projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material. Each Loan Party is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

6.6. Properties; No Liens. Except as to any deficiency or defect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

6.7. Litigation. Except as set forth on Schedule 6.7, there are no actions, suits, proceedings or investigations pending or, to each Loan Party’s knowledge, threatened in writing against a Loan Party or any of its Subsidiaries, or its business or assets, that (a) relate to any Loan Documents or transactions contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

6.8. Compliance with Laws; Permits; Cannabis Licenses.

(a) Each Loan Party and each of its Subsidiaries is in compliance with the requirements of all Applicable Laws (other than Federal Cannabis Laws), in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

(b) There have been no citations, notices or orders of noncompliance issued to a Loan Party or any of its Subsidiaries under any Applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No inventory has been produced in violation of the Fair Labor Standards Act of 1938.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and each of their Subsidiaries have all permits and licenses (including all Cannabis Licenses) required to conduct their business, and all such permits and licenses (including all Cannabis Licenses) are in full force and effect.

(d) No Loan Party nor any Subsidiary of a Loan Party is engaged in any Restricted Cannabis Activities.

6.9. Environmental Condition. Except as set forth on Schedule 6.9 or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries is in compliance with all applicable Federal, State and local environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect the operations or properties of such Loan Party or such Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the operations of any Loan Party or any of its Subsidiaries is the subject of any Federal, State or local investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries has any contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

6.10. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

6.11. Material Contracts. Schedule 6.11 sets forth all Material Contracts to which a Loan Party or any of its Subsidiaries is a party or is bound as of the date hereof. Loan Parties have delivered true, correct and complete copies of such Material Contracts that are in effect as of the date hereof to Agent on or before the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries is in breach or in default in any material respect under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

6.12. Restrictive Agreements. Except as set forth on Schedule 6.12 or as prohibited by Applicable Law, as of the date hereof, (a) no Loan Party is a party or subject to any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Loan Party to create, incur or permit to exist any security interest, Lien or other encumbrance on any of its property or assets constituting Collateral or to guarantee Indebtedness or transfer any assets constituting Collateral and (b) Loan Party nor any of its Subsidiaries is a party or subject to any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Loan Party or such Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to such Loan Party or such Subsidiary.

6.13. Taxes. (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary has set aside on its books adequate reserves. Except as set forth on Schedule 6.13, as of the Closing Date, no tax Liens have been filed and no material claims are being asserted with respect to any such Taxes.

6.14. ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries, nor any of their ERISA Affiliates, maintains or contributes to any Benefit Plan.

6.15. Insurance. Schedule 6.15 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the date hereof. As of the date hereof, all premiums in respect of such insurance have been paid. Each Loan Party and each of its Subsidiaries maintains with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.16. Capitalization and Subsidiaries. As of the date hereof, Schedule 6.16 sets forth (a) a correct and complete list of the name and relationship to each Loan Party of each Subsidiary, (b) a true and complete listing of each class of each Loan Party’s and its Subsidiaries’ authorized Equity Interests, all of which issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 6.16, and (c) the type of entity of each Loan Party and each Subsidiary. Except as set forth on Schedule 6.16, as of the date hereof, there are no outstanding commitments or other obligations of a Loan Party or any of its Subsidiaries to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of such Loan Party or such Subsidiary.

6.17. Security Interest in Collateral. Subject to Section 7.15, the Security Documents create legal and valid security interests in all of the Collateral in favor of Agent and, upon (i) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, (ii) the filing of intellectual property security agreements or other appropriate instruments or notices with the US Patent and Trademark Office and the US Copyright Office (solely as required under Applicable Law), (iii) the delivery to Agent of any stock certificate or promissory note, together with instruments of transfer executed in blank and (iv) the entry into of Control Agreements, such security interests constitute perfected and continuing security interests on the Collateral, securing the Obligations, enforceable against each Loan Party and having priority over all other security interests, Liens or other encumbrances on the Collateral except Permitted Liens, to the extent any such Permitted Liens would have priority over the security interests of Agent pursuant to any Applicable Law

6.18. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

6.19. Intellectual Property. Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to its business as currently conducted and the use thereof by such Loan Party or such Subsidiary does not infringe on the rights of any other Person, and except as set forth on such Schedule, such Loan Party’s or such Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement. A correct and complete list of all Federally registered Intellectual Property, as of the date of this Agreement, is set forth on Schedule 6.19. No material trademark, servicemark, copyright or other material Intellectual Property at any time used by a Loan Party or any of its Subsidiaries which is owned by another Person, or owned by such Loan Party or such Subsidiary subject to any security interest, Lien or other encumbrance in favor of any Person other than Agent, except (a) to the extent permitted under the terms of the license agreements listed on Schedule 6.19 and (b) to the extent the sale of inventory to which such Intellectual Property is affixed or incorporated is permitted to be sold by a Loan Party or any of its Subsidiaries under Applicable Law (including the United States Copyright Act of 1976).

6.20. Trade Relations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, limitation or modification of any business relationship between a Loan Party or any of its Subsidiaries and any customer or supplier, or any group of customers or suppliers. To the knowledge of each Loan Party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there exists no condition or circumstance that could reasonably be expected to impair the ability of a Loan Party or any of its Subsidiaries to conduct its business at any time hereafter in substantially the same manner as conducted on the date hereof.

6.21. Labor Relations. Except as described on Schedule 6.21, as of the date hereof, no Loan Party nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no grievances, disputes or controversies with any union or other organization of a Loan Party’s or any of its Subsidiaries’ employees or any threatened strikes, work stoppages or demands for collective bargaining.

6.22. [Reserved].

6.23. Margin Regulations, Investment Company Act, Etc. No Loan Party nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of Loans will be used by a Loan Party or any of its Subsidiaries to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors. Each Loan Party and each of its Subsidiaries is not an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

6.24. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, taken as a whole, not materially misleading. As of the date hereof, there is no fact or circumstance that a Loan Party has failed to disclose to Agent in writing that has, or could reasonably be expected to have, a Material Adverse Effect.

6.25. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries, nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and each of its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance in all material respects with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 7. AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that it shall, and shall cause each of its Subsidiaries to, do all of the following:

7.1. Financial Statements and Other Information. (a) Deliver to Agent and each Lender each of the financial statements, reports, and other items set forth on Schedule 7.1 no later than the times specified therein, (b) maintain a system of accounting that enables such Loan Party and each of its Subsidiaries to produce financial statements in accordance with GAAP.

7.2. Notices of Material Events. Promptly (but in any event within three (3) Business Days) notify Agent in writing of: (a) the occurrence of any Default or Event of Default; (b) any matter that has, or could reasonably be expected to have, a Material Adverse Effect; (c) any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of such Loan Party or any of its Subsidiaries thereof; (d) any dispute, litigation, investigation, proceeding or suspension between a Loan Party or any of its Subsidiaries and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting such Loan Party or such Subsidiary that, in each case, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (e) any material change in accounting policies or financial reporting practices of a Loan Party or any of its Subsidiaries; (g) [reserved]; (h) the discharge by a Loan Party or any of its Subsidiaries of its independent accountants or any withdrawal or resignation by such accountants; (i) [reserved]; (j) the filing of any Lien for unpaid Taxes against any Loan Party; (k) any casualty loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of Collateral in the amount of $[***] or more, whether or not covered by insurance; and (l) any transaction occurring after the Closing Date consisting of: (i) subject to the last paragraph of Schedule 7.1, the entry into a Material Contract (together with a copy of such Material Contract upon Agent’s request or, if any Loan Party or any of its Subsidiaries is subject to obligations of confidentiality with respect thereto, a reasonably detailed summary of the material non-confidential terms thereof), (ii) the incurrence of Material Indebtedness or (iii) its actual knowledge of the involuntary grant of any Lien other than a Permitted Lien upon any property of a Loan Party or any of its Subsidiaries, and, in the case of each of clauses (i) through (iii) above, together with such other information with respect thereto as Agent may reasonably request. Each notice pursuant to clause (a) of this Section shall be accompanied by a statement of a Responsible Officer of a Borrower setting forth details of the occurrence referred to therein and stating what action such Loan Party or such Subsidiary has taken and proposes to take with respect thereto.

7.3. Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (including, without limitation, any Cannabis Licenses) material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except, in the case of any Subsidiary of a Borrower (other than a Loan Party), where the failure to preserve and keep its existence or any such rights qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.4. Payment of Obligations. Pay or discharge all Material Indebtedness and all other material liabilities and obligations, including material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest does not have, and could not reasonably be expected to have, a Material Adverse Effect; provided, that, each Loan Party and each of its Subsidiaries will remit material withholding taxes and other material payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions.

7.5. Maintenance of Properties. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, keep and maintain all property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.6. Compliance with Laws. Comply (a) with all Applicable Laws (other than Federal Cannabis Laws), in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect, (b) with Sanctions, (c) with Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, (d) with and perform its obligations under Material Contracts to which it is a party except where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect and (e) with all State Cannabis Laws, all Canadian Cannabis Laws and all Cannabis Licenses in all material respects.

7.7. Insurance. Maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Security Documents. Each Loan Party will from time to time upon Agent’s request furnish to Agent information in reasonable detail as to the insurance so maintained.

7.8. Inspection Rights; Field Examinations. Upon the request of Agent after reasonable prior notice to any Loan Party, permit Agent or a firm engaged by Agent for such purpose to conduct inspections, including with respect to such Loan Party’s or its Subsidiaries’ practices, and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, including visits to any of its properties to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accountants; provided, that, commencing after the Closing Date, (i) Agent shall not conduct, at the expense of a Borrower, more than one (1) inspection in any 12-month period and (ii) Agent may conduct, at the expense of a Borrower, such other inspections as Agent may request at any time as may be required by law or regulation or when an Event of Default has occurred and is continuing.

7.9. Use of Proceeds. Use the initial proceeds of the Term Loans hereunder only for: (a) the refinancing of the Loan Parties’ existing Indebtedness (other than Permitted Indebtedness that will remain outstanding after the Closing Date), (b) payments to each of the persons listed in the disbursement direction letter furnished by such Borrower to Agent on or about the date hereof, (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and (d) for general operating, working capital and other corporate purposes of the Loan Parties and their Subsidiaries not otherwise prohibited by the terms of the Organization Documents of such Loan Party or such Subsidiary or hereunder.

7.10. Cash Management; Collection of Proceeds of Collateral.

(a) From and after the Closing Date, maintain, with Valley National Bank (or such other institutions approved by Agent), at its expense, deposit accounts and cash management services of a type and on terms set forth on Schedule 7.10 (the “Cash Management Bank”). Each Loan Party shall deliver, or cause to be delivered to Agent, a Control Agreement with respect to each of its deposit accounts (x) maintained as of the Closing Date in accordance with Section 7.15 and (y) opened, acquired or established after the Closing Date within sixty (60) days (or such later date as Agent may reasonably agree) after such deposit account is opened, acquired or established, in each case, duly authorized, executed and delivered by the Cash Management Bank where a deposit account is maintained, such Loan Party and Agent; provided, that, a Loan Party shall not be required to deliver a Control Agreement with respect to any deposit account (an “Excluded Deposit Account”) that (i) is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Loan Party’s or its Subsidiaries’ salaried employees, (ii) holds cash and Cash Equivalents comprised solely of all Taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof), (iii) holds cash and Cash Equivalents comprised solely of funds which any Loan Party holds in trust or as an escrow or fiduciary for another Person which is not a Loan Party in the ordinary course of business, (iv) is a zero balance account, (v) is used exclusively as an escrow account (including any escrow account holding funds for the benefit of third parties in connection with any Permitted Investment), (vi) contains cash collateral under an arrangement permitted by Section 8.2 or (vii) together with all other accounts under this clause (vii), has an average weekly balance of less than $[***].

(b) The Loan Parties shall, at all times, maintain in deposit accounts and securities accounts held by the Lenders and their Affiliates, cash and Cash Equivalents in an aggregate amount which is not less than (x) two (2) multiplied by (y) the sum of (i) the aggregate principal amount of payments due under Section 2.3 in respect of the immediately succeeding fiscal quarter (but excluding payments due on the Maturity Date), (ii) the aggregate amount of interest payments due on the immediately succeeding interest payment date pursuant to Section 3.1 and (iii) the aggregate amount of fees required to be paid pursuant to Section 3.5 in respect of the immediately succeeding payment date.

7.11. Additional Collateral; Further Assurances.

(a) In the case of the formation or acquisition by any Loan Party of any Subsidiary (other than an Excluded Subsidiary) after the date hereof, as to any such Subsidiary, such Loan Party shall promptly notify Agent in writing of such formation or acquisition, and, upon the reasonable request of Agent, within sixty (60) days (or such later date as Agent may reasonably agree) after the formation of acquisition thereof (i) such Loan Party shall cause such Subsidiary to execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a joinder agreement to the Loan Documents in order to make such Subsidiary a party to this Agreement as a borrower or a guarantor, as Administrative Borrower may specify, and shall cause it to execute and deliver a guarantee and such other agreements, documents or instruments and to deliver other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the Collateral of such Subsidiary and the Equity Interests of such Loan Party in such Subsidiary constituting Collateral, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person, (ii) such Loan Party shall execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent a first pledge of and Lien on all of the issued and outstanding Equity Interests of any such Subsidiary constituting Collateral, such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person and (iii) such Loan Party shall execute and deliver, or cause to be executed and delivered, to Agent, if such Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230, a certification regarding beneficial ownership as required by such regulation in relation to such Subsidiary and such information as Agent requires to complete its Patriot Act searches and customary individual background checks for such Subsidiary. Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230, unless such Subsidiary has delivered a certification regarding beneficial ownership as required by such regulation in relation to such Subsidiary and Agent has completed its Patriot Act searches and customary individual background checks for such Subsidiary, the results of which shall be reasonably satisfactory to Agent.

(b) Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4, as applicable), which Agent may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the security interests and Liens created or intended to be created by the Security Documents, all in form and substance reasonably satisfactory to Agent and at the expense of Borrowers.

7.12. End of Fiscal Years; Fiscal Quarters. Each Loan Party and each of its Subsidiaries shall, for financial reporting purposes, cause its fiscal year to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.

7.13. Costs and Expenses. Pay to Agent within sixty (60) days after receipt by Administrative Borrower of a written request therefor (together with reasonably detailed supporting documentation), all of its reasonable costs, expenses and filing fees paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, the Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for inspections (to the extent set forth in Section 7.8, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day) and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Agent’s customary charges and fees with respect thereto; (c) customary charges, fees or expenses charged by Agent in connection with remitting loan proceeds; (d) actual costs and expenses of preserving and protecting the Collateral; (e) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Loan Documents; and (f) the reasonable fees and disbursements of one firm of outside counsel to Agent and, if necessary, of one local counsel in any relevant material jurisdiction to Agent (in each case, including legal assistants) in connection with any of the foregoing.

7.14. Regulatory Approvals. Use commercially reasonable efforts to cooperate with Agent and each Lender and each applicable Governmental Authority, to obtain any approvals as may be necessary or desirable under applicable State Cannabis Laws or Canadian Cannabis Laws with respect to registration or approval of this Agreement, the other Loan Documents and/or the Loans provided hereunder.

7.15. Post-Closing Requirements. The Loan Parties shall deliver to Agent the items described on Schedule 7.15, within the timeframes set forth therein.

SECTION 8. NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees, and shall cause each of its Subsidiaries, to comply with all of the following:

8.1. Indebtedness. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except for the Permitted Indebtedness.

8.2. Liens. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any such assets or properties, except for the Permitted Liens.

8.3. Fundamental Changes. Except with the prior written consent of Agent, each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) conduct business under any fictitious name; (b) change its tax, charter or other organizational identification number; (c) with respect to a Loan Party, change its form or state of organization; (d) suspend operations, wind up, liquidate or dissolve (other than Permitted Dispositions and except that any Loan Party (other than a Borrower) or Subsidiary may suspend operations, wind up, liquidate or dissolve if (x) Administrative Borrower determines in good faith that (i) such suspension of operations, winding up, liquidation or dissolution is in the best interests of the Loan Parties and (ii) is not materially disadvantageous to the Lenders (taken as a whole) and (y) a Borrower or any wholly-owned Subsidiary receives the assets (if any) of the relevant wound up, liquidated or dissolved Subsidiary); or (e) enter into any merger, consolidation, reorganization, recapitalization, division or plan of division, or reclassify its Equity Interests, except for Permitted Investments and any merger among Loan Parties and their Subsidiaries; provided, that, a Loan Party must be the surviving entity of any such merger to which it is a party (unless such merger is with a Borrower, in which case a Borrower must be the surviving entity). Each Loan Party shall give Agent (i) not less than thirty (30) days prior written notice of any change of its name, type of entity or state of organization and (ii) notice of any change of any of its non-Loan Party Subsidiaries’ names, their type of entity or their state of organization no later than thirty (30) days following any such change.

8.4. Asset Dispositions. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions or agree to do any of the foregoing.

8.5. Investments. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except Permitted Investments.

8.6. Transactions with Affiliates. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of such Loan Party or such Subsidiary, except pursuant to the reasonable requirements of such Loan Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than such Loan Party or such Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following: (a) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the board of directors or equivalent governing body of GTI or such Loan Party, (b) Restricted Payments permitted under Section 8.8 hereof, and (c) any transaction (or series of related transactions) in respect of which Administrative Borrower delivers to Agent a letter addressed to the board of directors (or equivalent governing body) of GTI or Administrative Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that either (x) are no less favorable to the applicable Loan Party or Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate or (y) fair to the applicable Loan Party or Subsidiary from a financial point of view (and not adverse to the rights and interests of Agent and the Lenders in any material respect).

8.7. Change in Business. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (x) the business of such Loan Party or such Subsidiary on the date hereof and any business that is similar, related, ancillary or complimentary to the business in which such Loan Party or such Subsidiary is engaged on the date hereof or acquire any properties or assets that are not similar, related, ancillary or complimentary thereto and (y) another line of business as to which, in the case of this clause (y), Agent provides its consent.

8.8. Restricted Payments. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) a Loan Party may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Loan Party, (b) a Loan Party or any of its Subsidiaries may make a Restricted Payment to another Loan Party, (c) any direct or indirect Subsidiary of a Loan Party may make a Restricted Payment so long as such Restricted Payments or paid ratably to the owners of the Capital Stock of such Subsidiary, (d) Tax Distributions, (e) to pay general administrative and operating costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any Parent Company) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence or qualification to do business of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business and consistent with past practices, (f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of any Parent Company, any Loan Party or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company of the Loan Parties, to the extent attributable to the operations of the Borrowers or their Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Loan Parties and their Subsidiaries); provided, that the total amount of such payments shall not exceed $2,000,000 in any fiscal year, (g) to pay audit and other accounting and reporting expenses of any Parent Company to the extent such expenses are attributable to such Parent Company, the Loan Parties and their Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Loan Parties and their Subsidiaries); (h) for the payment of any insurance premium that is payable by or attributable to any Parent Company, the Loan Parties and their Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Loan Parties and their Subsidiaries); (i) to pay (1) any fee and/or expense related to any debt and/or equity offering by GTI and/or any expense of, or indemnification obligation in favor of, any trustee, agent, arranger, underwriter or similar role, and (2) Public Company Costs, (j) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any immediate family member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Loan Parties and their Subsidiaries and (k) so long as no Default or Event of Default has occurred and it continuing and, after giving effect thereto, the Loan Parties and their Subsidiaries are in pro forma compliance with the covenants set forth in Section 9, the Loan Parties may make Restricted Payments to the owners of the Capital Stock of such Loan Parties; provided, that, in the case of the preceding clauses (d) through (j) so long as such Parent Company applies the amount of any such Restricted Payment for such purpose.

8.9. Restrictive Agreements. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly, or indirectly, create or otherwise cause or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of such Loan Party or such Subsidiary to pay dividends or make other distributions or pay any Indebtedness owed by or to such Loan Party or such Subsidiary or make loans or advances or grant security interests in or Liens on any of its assets or transfer any of its assets, except such an agreement or other arrangement that (a) is in effect on the Closing Date, (b) relates to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness or (c) constitute customary restrictions on assignment in leases and other contracts.

8.10. Certain Payments of Indebtedness, Etc. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness which is contractually subordinated in right of payment to the Obligations, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except: (a) payment of the Obligations; (b) payment of regularly scheduled principal and interest payments, and other mandatory payments, as and when due in respect of any Permitted Indebtedness; (c) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or any loss, damage, destruction or other casualty or any condemnation or taking of such assets by eminent domain proceedings of the property or assets securing such Indebtedness to the extent such sale, transfer, loss, damage, destruction or other casualty or any condemnation or taking is permitted under Section 8.4, (d) any refinancing of Refinanced Indebtedness with Refinancing Indebtedness or with Capital Stock not prohibited from being issued hereunder and (e) so long as no Default or Event of Default has occurred and is continuing and, after giving effect thereto, the Loan Parties and their Subsidiaries are in pro forma compliance with the covenants set forth in Section 9, additional payments in respect of such Indebtedness.

8.11. Amendment of Material Documents. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive any of the terms of: (a) its Organization Documents except,

so long as no Event of Default has occurred and is continuing, amendments, modifications, waivers or other changes that are not materially adverse to the interests of Agent and the Lenders or (b) any agreement, document or instrument evidencing or governing any Material Indebtedness, except, so long as no Event of Default has occurred and is continuing, amendments, modifications or other changes that (x) forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to such Loan Party or such Subsidiary or (y) otherwise are not materially adverse to the interests of Agent and the Lenders.

8.12. [Reserved].

8.13. Accounting Methods. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

8.14. Use of Proceeds. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, use the proceeds of any Loans for any purpose other than (a) on the Closing Date, to refinance the Loan Parties’ and their Subsidiaries existing Indebtedness, for payments to each of the Persons listed in the disbursement direction letter furnished by a Loan Party to Agent on or about the Closing Date and to pay the fees, costs and expenses in connection with the Loan Documents and the transactions contemplated thereby and (b) thereafter, consistent with the terms hereof, for their lawful and permitted purposes; provided, that, no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use any of the Loans to fund, finance or facilitate any activities, business or transactions that would be prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 9. FINANCIAL COVENANTS

9.1. Minimum Debt Service Coverage Ratio. GTI and its Subsidiaries shall not permit the Debt Service Coverage Ratio to be less than [***] as of the last day of any Test Period ending on or after December 31, 2024.

9.2. Maximum Funded Debt to Consolidated Adjusted EBITDA Ratio. GTI and its Subsidiaries shall not permit the Funded Debt to Consolidated Adjusted EBITDA Ratio to be more than [***] as of the last day of any Test Period ending on or after December 31, 2024.

9.3. Minimum Tangible Net Worth. GTI and its Subsidiaries shall not permit the Tangible Net Worth of GTI and its Subsidiaries to be less than $[***] as of the last day of any Test Period ending on or after December 31, 2024.

9.4. Example. [***]

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1. Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) a Loan Party (w) fails to make any principal payment hereunder when due, (x) fails to pay interest within three (3) Business Days after the due date thereof or (y) fails to pay fees or any of the other Obligations within five (5) Business Days after the due date thereof, or (ii) a Loan Party fails to perform any of the covenants contained in Sections 2.2, 2.3, 7.1 (within fifteen (15) days after the due date thereof), 7.2(a), (b) or (c), 7.3 (with respect to any Loan Party), 7.9, 7.15, 8 and 9, or (iii) a Loan Party or any of its Subsidiaries fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) days; provided, that, such 30 day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period;

(b) any representation, warranty or statement of fact made by a Loan Party or any of its Subsidiaries to Agent in this Agreement, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise that are qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading and any other such representation, warranty or statement of fact made by a Loan Party or any of its Subsidiaries to Agent shall when made or deemed made be incorrect, false or misleading in any material respect;

(c) any judgment for the payment of money is rendered against a Loan Party or any of its Subsidiaries in excess of $[***] in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of sixty (60) days, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a Loan Party or any of its Subsidiaries or any of the Collateral having a value in excess of $[***];

(d) (i) a Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) makes an assignment for the benefit of creditors, is insolvent, or cannot pay its debts as they become due, or (ii) the Loan Parties and their Subsidiaries taken as a whole cease to conduct a material portion of their business;

(e) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against a Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or a Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by a Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) or for all or any part of its property;

(g) (i) any event of default or termination event occurs under any Hedge Agreement between a Loan Party and the Agent or any Lender, (ii) any failure of any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of Material Indebtedness beyond the grace period, if any, or (iii) any breach or default by any Loan Party with respect to any other material term of Material Indebtedness beyond the grace period, if any, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated

maturity, unless in the case of each of clauses (i) and (ii) above, such failure to pay or breach or default is contested in good faith; provided, that, notwithstanding the foregoing, a breach of default, including on account of failure to make payments, on Indebtedness that is fully non-recourse to any of the Loan Parties and incurred in compliance with this Agreement shall not constitute an Event of Default hereunder if (x) such default is waived or cured (if possible) within forty-five (45) days after the occurrence thereof, and (y) for the avoidance of doubt, the rights and remedies of the lender(s) of any such non-recourse Indebtedness shall be limited to the specific assets pledged or mortgaged as security for such Indebtedness;

(h) any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any material portion of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(i) a Loan Party or any of its Subsidiaries shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(j) an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

(k) any Change of Control shall occur; or

(l) any Change in Cannabis Law shall occur, or GTI, any Loan Party or any of their Subsidiaries shall engage in any Restricted Cannabis Activity.

10.2. Remedies.

(a) At any time an Event of Default has occurred and is continuing, Agent shall have all rights and remedies provided in this Agreement (including, without limitation, the rights set forth in Section 10.3 below), the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent hereunder, under any of the other Loan Documents, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Loan Party of this Agreement or any of the other Loan Documents. Agent may at any time or times an Event of Default has occurred and is continuing, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral. No delay or failure to take action on the part of Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Loan Parties, Agent and Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Without limiting the generality of the foregoing, at any time an Event of Default has occurred and is continuing, Agent may, or upon the request of Required Lenders shall, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent and (ii) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents and Applicable Law; provided, that, in case of any event with respect to any Loan Party described in Section 10.1(e) or 10.1(f), all Obligations shall automatically become due and payable.

10.3. [Reserved].

10.4. Right of Setoff. If an Event of Default shall have occurred and be continuing, Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Agent, such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Agent or such Lender or their respective Affiliates, irrespective of whether or not Agent, such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and Lenders, and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Agent, such Lender or their respective Affiliates may have. Each Lender agrees to notify Administrative Borrower and Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.5. Collective Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 10.2 for the benefit of all Lenders and Bank Product Providers; provided, that, the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 5.9), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 11.3 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 5.9, any Lender may, with the consent of Agent, enforce any rights and remedies available to it and as authorized by Agent.

10.6. Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied in accordance with Section 5.1.

Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Bank Product Provider, as the case may be. Each Bank Product Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Section 11 for itself and its Affiliates as if a “Lender” party hereto.

10.7. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent hereunder.

10.8. Credit Bidding. Based upon the instruction of the Required Lenders, Agent, on behalf of itself and Lenders, shall have the right (but not the obligations) to credit bid and purchase for the benefit of Agent and Lenders all or any portion of Collateral at any sale thereof conducted by Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code (or any other Debtor Relief Law), including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.

(a) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 11. AGENCY

11.1. Appointment and Authority. Each Lender hereby irrevocably appoints Valley National Bank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 11.6(b), the provisions of this Section are solely for the benefit of Agent and Lenders, and Loan Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to mean or to imply any fiduciary or other implied (or express)

obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

11.2. Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

11.3. Exculpatory Provisions.

(a) Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law, including, but not limited to, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(b) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 12.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent in writing by Administrative Borrower or a Lender.

(c) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan

Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

11.4. Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5. Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.6. Resignation of Agent.

(a) Agent may at any time give notice of its resignation to Lenders and Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Administrative Borrower and, so long as no Event of Default has occurred and is continuing, with the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed appointment), to appoint a successor, which shall be a bank with an office in New York, New York or an Affiliate of any such bank with an office in New York, New York; provided that, so long as no Event of Default under Section 10.01(d), (e) or (f) has occurred and is continuing, such successor may not be a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Agent be a Defaulting Lender or, so long as no Event of Default under Section 10.01(d), (e) or (f) has occurred and is continuing, a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 7.13 and 12.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

11.7. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8. Reserved.

11.9. Collateral and Guaranty Matters.

(a) Each Lender (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorizes Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the payment in full of all Obligations (as provided in Section 1.2(d)), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 13.3;

(ii) to subordinate any Lien on any Collateral granted to or held by Agent under any Loan Document to the holder of any Permitted Lien under clause (e), (f), (q), (r), (t) or (w) of the definition of such term; and

(iii) to release any Guarantor from its obligations under any Loan Documents (and to release any Lien on the Collateral granted by such Person) if such Person ceases to be a Subsidiary of a Loan Party as a result of a transaction permitted under the Loan Documents.

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor, from its obligations under any Loan Document (and to release any Lien on the Collateral granted by such Guarantor) pursuant to this Section 11.9. In each case as specified in this Section 11.9, Agent will, at the applicable Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any Loan Document in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a sale or other disposition permitted pursuant to Section 8.4 and that is not otherwise prohibited under the Loan Documents, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(b) Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

11.10. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that Agent does not (A) make any representation or warranty as to the accuracy of any Report, and (B) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding each Loan Party and its Subsidiaries and will rely significantly upon each Loan Party’s and its Subsidiaries’ books and records, as well as on representations of Loan Parties’ personnel,

(iv) agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans confidential in accordance with Section 14.11, and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (B) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, reasonable documented attorneys” fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing, (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (iii) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

11.11. Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Affiliate of a Lender) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided, that, nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the funds at the Federal Funds Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to Agent or, at the option of Agent, Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.4 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (A) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (B) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 11.11 or under the indemnification provisions of this Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from any Loan Party for the purpose of making for a payment on the Obligations and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.11 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 12. LOAN GUARANTY

12.1. Guaranty. Each Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guaranties to Agent, for the ratable benefit of Lenders, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all reasonable and documented out of pocket costs and expenses, including all court costs and reasonable and documented attorneys’ and paralegals’ fees (including internal and external counsel and paralegals) and reasonable and documented out of pocket expenses of Agent or any Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower or any Loan Party of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Loan Party further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guaranty notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Agent that extended any portion of the Obligations.

12.2. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and performance and not of collection. Each Loan Party waives any right to require Agent to sue or otherwise take action against any Borrower, any other Loan Party or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

12.3. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise expressly provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any Guarantor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any Guarantor or their respective assets or any resulting release or discharge of any obligation of any Borrower or any Guarantor; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Borrower, any Guarantor, Agent, Lenders or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise, or any provision of Applicable Law or regulation purporting to prohibit payment by any Borrower or any Guarantor of the Obligations or any part thereof

(c) Further, the obligations of any Loan Party hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of Agent to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Guarantor; (iv) any action or failure to act by Agent with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full of all of the Obligations).

12.4. Defenses Waived. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Loan Party, other than the payment in full of all of the Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by Applicable Law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any Guarantor, or any other Person. Each Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any Guarantor or exercise any other right or remedy available to it against any Borrower or any Guarantor, without affecting or impairing in any way the liability of any Loan Party under this Loan Guaranty except to the extent the Obligations have been paid in full. To the fullest extent permitted by Applicable Law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to Applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Borrower or any Guarantor or any security.

12.5. Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Borrower or any Guarantor, or any Collateral, until the payment in full of all of the Obligations.

12.6. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Parties or any other Person, or otherwise, each Loan Party’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Agent is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Parties, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by Agent. This Section 12.6 shall remain operative even after the Termination Date and shall survive the Payment in Full of all of the Loans.

12.7. Information. Each Loan Party assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Loan Guaranty, and agrees that Agent shall not have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

12.8. Termination. To the maximum extent permitted by Applicable Law, each Loan Party hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Loan Party acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms or other terms and conditions thereof made in accordance with the terms thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Agent, (d) no payment by any Borrower, any other Loan Party, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of any Loan Party hereunder and (e) any payment, by any Borrower or from any source other than a Loan Party which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of any Loan Party hereunder.

12.9. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Party’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties, Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party’s “Maximum Liability”). This Section 12.9 with respect to the Maximum Liability of each Loan Party is intended solely to preserve the rights of Agent and Lenders to the maximum extent not subject to avoidance under Applicable Law, and no Loan Party or any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party hereunder shall not be rendered voidable under Applicable Law. Each Loan Party agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party without impairing this Loan Guaranty or affecting the rights and remedies of Agent hereunder; provided, that nothing in this sentence shall be construed to increase any Loan Party’s obligations hereunder beyond its Maximum Liability.

12.10. Contribution. In the event any Loan Party shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty (such Loan Party a “Paying Guarantor”), each other Loan Party (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Relevant Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 12.10, each Non-Paying Guarantor’s “Relevant Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (x) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (y) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Party, the aggregate amount of all monies received by such Loan Parties from any Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Party’s several liability for the entire amount of the Obligations (up to such Loan Party’s Maximum Liability). Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Payment in Full of all of the Obligations. This provision is for the benefit of Agent and Lenders and the Loan Parties and may be enforced by any one, or more, or all of them, in accordance with the terms hereof.

12.11. Liability Cumulative. The liability of each Loan Party under this Section 12 is in addition to and shall be cumulative with all liabilities of each Loan Party to Agent and Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 13. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW

13.1. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Each Loan Party, Agent and each Lender irrevocably consent and submit to the non-exclusive jurisdiction of the of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against a Loan Party or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against a Loan Party or its or their property.

(c) Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon a Loan Party in any other manner provided under the rules of any such courts.

(d) EACH LOAN PARTY, AGENT, AND EACH LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH LOAN PARTY, AGENT, AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A LOAN PARTY, AGENT, OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Lenders shall not have any liability to a Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by a Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent or any such Lender that the losses were the result of its acts or omissions constituting gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Loan Party: (i) certifies that none of Agent, Lenders nor any representative, agent or attorney acting for or on behalf Agent, or Lenders has represented, expressly or otherwise, that Agent, and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Agent, and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 13.1 and elsewhere herein and therein.

13.2. Waiver of Notice. Each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable law and cannot be waived thereunder. No notice to or demand on a Loan Party which Agent may elect to give shall entitle a Loan Party to any other or further notice or demand in the same, similar or other circumstances.

13.3. Amendments and Waivers.

(a) Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent, and as to amendments to any of the Loan Documents, by a Loan Party and such amendment, waiver, discharge or termination shall be effective and binding as to Agent and each Lender only in the specific instance and for the specific purpose for which given. Agent and each Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or such Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(b) Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party from it, shall be effective unless in writing executed by Administrative Borrower (on behalf of itself and the other Loan Parties) and the Required Lenders, and acknowledged by Agent, or by Administrative Borrower and Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender;

(ii) reduce or forgive the principal of, or rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of any Loan Party to pay interest at the Default Rate);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section 5.1(b) or Section 5.9 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as expressly permitted pursuant to this Agreement), in each case, without the written consent of each Lender;

(vii) release any Loan Party in any case, from any Loan Guaranty (other than as authorized in Section 11.9), without the written consent of each Lender;

(viii) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations or the Liens granted under the Security Documents to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender;

(ix) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or

(x) modify or waive the restriction on assignments to any Loan Party or any Affiliates or Subsidiaries of a Loan Party, as set forth in Section 14.4(b)(v)(A), without the written consent of each Lender;

provided, that, no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of Agent, unless in writing executed by Agent, in addition to Borrowers and Lenders required above.

(c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (i) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d) In addition, notwithstanding anything in this Section to the contrary, if Agent and Administrative Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and Administrative Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within five Business Days following receipt of notice thereof.

(e) Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.4. Indemnification.

(a) Indemnification by Loan Parties. Each Loan Party shall indemnify and hold Agent, and each Lender, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities and out of pocket costs or expenses (including the fees, charges and disbursements of one primary counsel for all Indemnitees, one local counsel for all such Indemnitees in any relevant jurisdiction, and any regulatory counsel deemed necessary by Agent) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a claim not involving an act or omission of a Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or Agent in their capacities as such). This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion which it is permitted to pay under applicable law to Agent or any Lender in satisfaction of indemnified matters under this Section.

(b) Reimbursement by Lenders. To the extent that a Loan Party for any reason fails to indefeasibly pay any amount required under Section 13.4(a) to be paid by it to Agent (or any sub-agent thereof) or any Related Party of Agent, each Lender severally agrees to pay to Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of acting for Agent (or any such sub- agent) in connection with such capacity.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, parties hereto shall not assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 13.4(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly (but, in any event, not later than fifteen (15) days) after demand therefor.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations.

SECTION 14. NOTICES; MISCELLANEOUS

14.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic method of transmission (and subject in each case to clause (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail, as follows:

If to a Loan Party:	GTI23, Inc., as Administrative Borrower
325 West Huron Street, Suite 700
Chicago, Illinois 60654
Attention: Bret Kravitz, General Counsel; Matt Faulkner, Chief Financial Officer; Anthony Georgiadis, President
E-mail: bkravitz@gtigrows.com; mfaulkner@gtigrows.com; ageorgiadis@gtigrows.com;

With a copy to:	Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention: Christopher Ross
Telephone No.: 212-318-6788
E-mail: christopherross@paulhastings.com

If to Agent:	Valley National Bank
167 Fairfield Road
Fairfield, NJ 07004
Attention: Aaron Durnion, Vice President
Telephone No.: 973-934-5818
Email: adurnion@valley.com

With a copy to:	Riemer & Braunstein LLP
7 Times Square Tower, Suite 2506
New York, New York 10036
Attention: Lon M. Singer; Lyle Stein
Telephone No.: (212) 789-3110
Email: lsinger@riemerlaw.com; lstein@riemerlaw.com

Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(b) All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) delivered through an electronic method of transmission to the extent provided in clause (c) below shall be effective as provided in such clause.

(c) Notices and other communications to Agent hereunder may be delivered or furnished by e-mail or any internet or extranet-based site providing for access to data protected by passcodes or other security systems approved by Agent for such purpose and in each case to the extent that Agent may approve the same pursuant to procedures approved by Agent; provided, that, at any time upon notice by Agent to a Borrower, at the option of Agent, the foregoing shall not apply to notices pursuant to Section 2 or Section 7.2 or such other notices as Agent may specifically designate. Unless otherwise specified by Agent, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) posted to an internet or extranet-based site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

14.2. Bank Product Providers.

(a) No provider of Bank Products that obtains the benefits of Section 5.1 or any Collateral pursuant to the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any provision of Section 13 to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to documents evidencing Bank Products unless Agent has received written notice of such documents, together with such supporting documentation as Agent may request, from such applicable provider of Bank Products. Each Bank Product Provider in its capacity as such shall be deemed a third-party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Loan Party acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

14.3. Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.4. Successors and Assigns.

(a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to its Affiliates or related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $[***], unless each of Agent and, so long as no Default or Event of Default has occurred and is continuing, Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by clause (b)(i)(B) of this Section and, in addition, the consent of Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default exists or has occurred and is continuing at the time of such assignment, or (2) such assignment is to an Eligible Assignee.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that, Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Affiliates or Subsidiaries of a Loan Party, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (C) any Person that is not an Eligible Assignee or (D) so long as no Event of Default under Section 10.01(d), (e) or (f) has occurred and is continuing, any Disqualified Institution. The Agent may make the list of Disqualified Institutions available on a confidential basis in accordance with Section 14.11 to any Lender who specifically requests a copy thereof, and such Lender may provide such list of Disqualified Institutions to any potential assignee or participant who agrees to keep such list confidential in accordance with Section 14.11 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution. Notwithstanding anything to the contrary herein, each Loan Party and each Lender acknowledges and agrees that the Agent shall not have any liability for any assignment or participation made to any Disqualified Institution (regardless of whether the consent of the Agent is required thereto), and none of Loan Parties, any Lender or any of their respective Affiliates will bring any claim to that effect.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Administrative Borrower and Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.13 and 12.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at one of its offices at 579 Fifth Avenue, New York, New York, copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Loan Parties, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, any Loan Party or Agent, sell participations to any Eligible Assignee (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Loan Party or any Affiliates or Subsidiaries of any Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Loan Parties, Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.4 with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.3 that affects such Participant. Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.7, 3.14 and 5.7 (subject to the requirements and limitations therein, including the requirements under Section 5.7(f) (it being understood that the documentation required under Section 5.7(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Section 5.7(g) as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.8 or 5.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 5.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the proposed U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Replacement of Certain Lenders. If a Lender is a Non-Consenting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrowers may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Non-Consenting Lender fails to execute it. Such Lender shall be entitled to receive, in cash from such Eligible Assignee, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.5. Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.6. USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Loan Party and other information that will allow Lender to identify such person in accordance with the Patriot Act and any other applicable law. Each Loan Party is hereby advised that any hereunder are subject to satisfactory results of such verification. Each Lender shall have the right to periodically conduct due diligence on each Loan Party, its senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent or any Lender shall constitute expenses for which Agent and such Lender is entitled to reimbursement as provided herein and be for the account of Borrowers.

14.7. Counterparts, Electronic Signature, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature delivered by electronic method of transmission (including a “pdf” by email). Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement.

14.8. Disclosure. Agent and each Lender may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the Credit Facility, (b) publish or disseminate general information describing the Credit Facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ business, and may have a non-exclusive, non-transferable license to use Loan Parties’ logos, trademarks or product photographs solely in advertising or marketing materials and (c) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

14.9. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write- down and conversion powers of the applicable Resolution Authority.

14.10. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States of America or any other state of the United States of America): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States of America or a state of the United States of America. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States of America or a state of the United States of America. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.11. Confidentiality. Each of Agent, each Lender and each Lead Arranger agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed:

(a) to its and its Affiliates’ members, partners, directors (or equivalent managers), officers, managers, employees, agents, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”);

(b) to its and its Affiliates’ respective prospective and current investors as long as (i) such investor or partner is informed of the confidential nature of the information and (ii) that such information must be subject to a confidentiality agreement between Agent or such Lender and such investor or partner on terms substantially consistent with this Section 14.11;

(c) to the extent compelled by legal or regulatory process in, or reasonably necessary to, the defense of such legal, regulatory, judicial or administrative proceeding, in any legal, regulatory, judicial or administrative proceeding or otherwise as required by Applicable Law (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent practicable and permitted by Applicable Law, promptly inform Administrative Borrower of such disclosure and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment);

(d) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by Applicable Law, (i) to the extent practicable and permitted by Applicable Law, promptly inform Administrative Borrower of such disclosure and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment);

(e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis in accordance with the standard syndication process of the Lead Arrangers, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement (in each case other than any Person to whom Administrative Borrower has, at the time of disclosure, affirmatively declined to consent to any assignment or participation) or (ii) to the extent practical, any pledgee referred to in Section 14.4(f); provided, that no such disclosure shall be knowingly made to any Disqualified Institution;

(f) subject to the Borrower’s prior approval of the information to be disclosed, to the CUSIP Service Bureau or any similar agency on a confidential basis in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities;

(g) the existence of this Agreement (but not the terms hereof) and the existence of the credit facilities hereunder (but not the terms thereof) and (ii) certain other limited generic information regarding such credit facilities (but not any other Confidential Information), may be disclosed to market data collectors and other similar service providers to the lending industry and, in the case of Agent, to service providers to Agent in connection with the administration of such credit facilities;

(h) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(i) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives; and

(j) with the prior written consent of Administrative Borrower.

Notwithstanding the foregoing, Agent and Lenders may, with the prior consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned) publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of the Loan Parties’ businesses, and may use the Loan Parties’ logos, trademarks or product photographs in advertising materials.

For purposes of this Section, “Confidential Information” means all information from any Loan Party or any Subsidiary thereof relating to GTI, any Loan Party or any Subsidiary thereof or relating to it or its businesses that is identified as confidential when delivered or with respect to which confidential treatment is requested by the Administrative Borrower (from and after such notice), other than any such information that is publicly available to Agent or any Lender or otherwise on a non-confidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be deemed to have complied if it exercises the same degree of that it accords to its own confidential information.

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